As filed with the U.S. Securities and Exchange Commission on  August 8, 2013
Commission File No. 333-186195

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1
Amendment No. 1

IMAG GROUP, INC.
(Exact name of registrant as specified in its charter)

Florida	3721	27-0541751
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

144 Woodside Court, Safety Harbor, Florida 34695
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices )

Edwin B. Salmon
144 Woodside Court
Safety Harbor, Florida 34695
727-736-4724
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:
Jackson L. Morris, Esq.
3116 W. North A Street
Tampa, Florida 33609-1544
Telephone: 813-874-8854
e-mail: jackson.morris@rule144solution.com

As soon as practicable after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:	☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (1)	3,000,000	$0.000333	$1,000	$0.14
Total	3,000,000	$0.000333	$1,000	$0.14
(1) The shares are being registered for distribution by PV Enterprises International, Inc. as a dividend in kind to its stockholders.
(2) Such additional number of shares is being registered to accommodate the rounding up and the sale of fractional shares which would otherwise be distributable in the dividend distribution.

(3)  Estimated solely for purposes of calculating the registration fee based on one-third of the par value in accordance with Rule 457(f)(2), as the provision of the Rule most analogous to the dividend distribution, in that there is no market for the registrant’s common stock and the registrant has an accumulated capital deficit.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay the effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  PV Enterprises International, Inc. may not distribute these securities until the related registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION - DATED  AUGUST 8, 2013

IMAG GROUP, INC.
PROSPECTUS

3,000,000 Shares of Common Stock

This prospectus covers the distribution of three million shares by PV Enterprises International, Inc. as a dividend in kind to its stockholders, comprising all of the shares of our common stock which PV Enterprises International owns and thirty-five percent of all of our shares of common stock outstanding.  The Financial Industry Regulatory Authority (FINRA) has announced a record date of August 12, 2013 and a payment date of August 13, 2013; provided, that we will not be able to deliver physical certificates until after the effective date of the registration statement of which this prospectus is a part, as to when we can give you no assurance.  FINRA has stated that PV Enterprises International’s stock will not be quoted “ex-dividend” with respect to the payment date of the dividend.  PV Enterprises International will distribute 0.005667926 of a share of our common stock for each one share of its own common stock, based on PV Enterprises International’s issued and outstanding common stock on July 1, 2013, subject to adjustment for additional shares issued, if any, between that date and the definitive record date.  Fractional shares, if any, will be rounded up to the next whole share only when the recipient would own at least one whole share prior to rounding, and we will issue a sufficient number of additional shares to PV Enterprises International for distribution of the dividend as may be necessary to accommodate the rounding of fractional shares.  A stockholder of PV Enterprises International who would receive only a fractional share of our common stock will have an option either to purchase an additional fraction to make one whole share or to receive payment for the fractional share, in either case at a price to be determined.  We will issue a sufficient number of additional shares needed to satisfy the purchase of fractional shares.  See “How PV Enterprises International Will Distribute Our Shares”.  Neither PV Enterprises International, nor any other person will receive proceeds from the dividend distribution.  PV Enterprises International is deemed to be a statutory underwriter of our shares in connection with the distribution of the dividend.

At the date of this prospectus, there is no public market for our common stock.  Following the distribution of the dividend, we will be a publicly owned company.  You have no assurance that our common stock will ever be quoted or traded in the public securities markets. We intend to apply to FINRA for a trading symbol as soon as practicable after the effective date of the registration statement of which this prospectus is a part.

THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK.
OUR AUDITOR’S HAVE RAISED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A “GOING CONCERN”.

WE ARE AN “EMERGING GROWTH COMPANY”, AS DEFINED IN THE JUMPSTART OUR BUSINESS STARTUPS ACT OF 2012 (“JOBS ACT”), AND WILL THEREFORE BE SUBJECT TO REDUCED PUBLIC COMPANY REPORTING REQUIREMENTS.

YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3 .

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is  _____ __, 2013

USE OF PRONOUNS AND OTHER WORDS

The pronouns “we”, “us”, “our” and the equivalent used in this prospectus mean IMAG Group, Inc.  In the notes to our financial statements, the “Company” means IMAG Group, Inc.  The pronoun “you” means the reader of this prospectus.

REPORTS TO SECURITY HOLDERS

We intend to furnish to our stockholders annual reports containing audited financial statements and quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.  In addition, we may from time to time furnish to stockholders additional information about us and our business as our management deems appropriate.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide information different from that contained in this prospectus.  PV Enterprises International will distribute our shares of common stock only in jurisdictions where such distribution is permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the distribution of our common stock.

- i -

OUR CORPORATE HISTORY AND ORGANIZATION

We were incorporated in Florida on July 6, 2009  under the name of Redtide Defense Group, Inc.  We changed our name to IMAG Group, Inc. on December 14, 2012.  Our founders are Alvin Ayers and Edwin B. Salmon.  We were founded for the purpose of developing, manufacturing and marketing unmanned aerial vehicles (UAV ), the designs for which we acquired from Mr. Salmon.   See, “Our Business – How We Acquired Our Technology”.   Mr. Salmon founded AirBots-UAV, Inc., a Florida corporation, in 2008 to utilize these designs.  Mr. Salmon closed AirBots-UAV in 2009 due to lack of funding.   We are a development stage company and an emerging growth company.

In February 2010, Messrs. Ayers and Salmon and our thirty-four other stockholders exchanged all of our common stock which they owned for shares of common stock of Lifestyle Innovations, Inc., a Nevada corporation and publicly traded company, resulting in us becoming a wholly owned subsidiary of the publicly traded company.  Lifestyle Innovations subsequently changed its name to Vought Defense Systems, Inc., then to ALAS Defense Systems, Inc., then to ALAS International Holdings, Inc.  These name changes were made in anticipation of pursuing the unmanned aerial vehicle business through us.  ALAS International Holdings finally changed its name in 2011 to PV Enterprises International, Inc. (trading under the symbol “VDSC” but still showing “ALAS International Holdings, Inc.” as its corporate name at OTCMarkets.com).  PV Enterprises International changed its business focus to ocean shipping with the acquisition of PV Enterprises, Inc. and a resulting change in control.   The contract for ALAS International Holdings’ acquisition of PV Enterprises provided for our sale to  Affiliated Business Services, Inc., a Florida corporation, for $1.  Affiliated has waived the acquisition of us with the agreement of PV Enterprises International to declare our stock as a dividend to its stockholders.   See, Mr. Salmon’s biographical information under “Our Management” for information about the relationship between Mr. Salmon and Affiliated.

The address of our executive offices is 144 Woodside Court, Safety Harbor, Florida 34695 and our telephone number at that address is 727-736-4724.  We do not have a corporate web site at the date of this preliminary prospectus.   Our financial statements beginning at inception to the present place us in the definition of a “shell company” as defined in Rule 495 under the Securities Act of 1933, even though we have held and intended to develop the same technology and related prototypes, neither of which have been reflected on our balance sheet, since inception and have been under the same management.

SUMMARIES OF REFERENCED DOCUMENTS

This prospectus contains references to, summaries of and selected information from agreements and other documents.  These agreements and other documents are not incorporated by reference; but, many of them are filed as exhibits to our registration statement of which this prospectus is a part and which we have filed with the U.S. Securities and Exchange Commission.  We believe the summaries and selected information provide all material terms from these agreements and other documents.   Whenever we make reference in this prospectus to any of our agreements and other documents, you should refer to the exhibits t attached to our registration statement of which this prospectus is a part for copies of the actual agreement or other document.    See “Where You Can Find Additional Information About Us” for instructions as to how to access and obtain these agreements and other documents.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward–looking statements that involve risks and uncertainties.  We use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, or “may”, or other such words, verbs in the future tense and words and phrases that convey similar meaning and uncertainty of future events or outcomes to identify these forward–looking statements.  There are a number of important factors beyond our control that could cause actual results to differ materially from the results anticipated by these forward–looking statements.  While we make these forward–looking statements based on various factors and using numerous assumptions, you have no assurance the factors and assumptions will prove to be materially accurate when the events they anticipate actually occur in the future.

The forward–looking statements are based upon our beliefs and assumptions using information available at the time we make these statements.  We caution you not to place undue reliance on our forward–looking statements as (i) these statements are neither predictions nor guaranties of future events or circumstances, and (ii) the assumptions, beliefs, expectations, forecasts and projections about future events may differ materially from actual results.  We undertake no obligation to publicly update any forward–looking statement to reflect developments occurring after the date of this prospectus.

HOW WE ARE AFFECTED BY THE JOBS ACT

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS ACT”).  We shall continue to be deemed an emerging growth company until the earliest of:

(a)
the last day of our fiscal year during which we have total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the U.S. Securities and Exchange Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b)	the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective “initial public offering” registration statement;

(c)	the date on which we have, during the previous three-year period, issued more than $1,000,000,000 in non-convertible debt; or

(d)	the date on which we are deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting.  This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.  As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.  These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

RISK FACTORS

In addition to the forward-looking statements outlined in the preceding topic in this prospectus and other comments regarding risks and uncertainties included in the description of our business and elsewhere in this prospectus, the following risk factors should be carefully considered when evaluating our business.  Our business, financial condition and financial results could be materially and adversely affected by any of these risks.  The following risk factors include all known material risks, but do not include factors or risks which may arise or result from general economic conditions that apply to all businesses in general or risks that could apply to any issuer or any offering.

RISKS RELATED TO OUR CORPORATION:

Our independent registered public accounting firm has issued an opinion with an explanatory paragraph to the effect that there is substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has issued an opinion with an explanatory paragraph to the effect that there is substantial doubt about our ability to continue as a going concern.  This unqualified opinion with an explanatory paragraph could have a material adverse effect on our business, financial condition, results of operations and cash flows.  See “Management’s Plan of Operations for Twelve Months Subject to Funding” and Notes to our financial statements for the fiscal year ended June 30, 2012 and 2011 and the nine months ended March 31, 2013 and 2012 , included elsewhere in this prospectus.  We have no committed sources of capital and do not know whether additional financing will be available when needed on terms that are acceptable to us, if at all.  This going concern statement from our independent registered public accounting firm may discourage some investors from purchasing our stock or providing alternative capital financing. The failure to satisfy our capital requirements will adversely affect our business, financial condition, results of operations and prospects.  Unless we raise additional funds, either through the sale of equity securities or one or more collaborative arrangements, we will not have sufficient funds to begin operations.  Even if we take these actions, they may be insufficient, particularly if our costs are higher than projected or unforeseen expenses arise.

We are a development stage company and have sustained losses since inception.

We are a development stage company.  Since inception in 2009, we have not sold any products or earned any revenues.  We have incurred cumulative net losses of $1,169,690 since inception.  We do not have the financial resources to market or manufacture our product.  Our current design inventory is limited to two demonstration models, both of which have been flown and are ready to fly.  Our current monthly “burn rate” is approximately $21,731, which consists primarily of executive officer salaries which we are accruing.  At present, we do not have capital or liquidity to pay other current expenses, if incurred.  Our cash balance on hand at the date of this prospectus is $450.  We estimate that we will require approximately $882,000 to accomplish our business goals and plan of operations over the next twelve months.  We plan to offer debt and equity in private transactions in order to obtain the funding we believe is necessary to accomplish our business goals and plan of operations over the next twelve months.  You have no assurance that we will be able to raise any, part of or all of the funding we need to engage in business.  If we are unable to raise funding to initiate our business, you can expect to lose your entire investment in our common stock.

Our limited liquidity and financial resources threaten our ability to remain in business and pursue our business plan.

Our liquidity and financial resources are limited.  We do not have sufficient capital to fund our plan of operations without additional debt or equity funding.  We may be unable to become a “going concern” in the event we are unable to obtain additional debt or equity funding or experience a material increase in revenues, the last of which we view as unlikely in the near term.  In the event we are not able to obtain funding on terms and conditions that are acceptable to us or achieve an increase in revenues, we may cease operations, in which event you would lose your entire investment.  The notes to our financial statements contain a “going-concern” qualification in which our auditor expresses substantial doubt about our ability to remain in business.

We have incurred losses from operations since inception and continued losses threaten our ability to remain in business and pursue our business plan.

Since inception in 2009 through March 31, 2013, we have earned no revenues and incurred cumulative losses of $1,169,690 from operations.  We anticipate incurring additional losses from operating activities in the near future.  Even if we are able to obtain additional debt or equity funding, you have no assurance we will be able achieve profitability in our operations.  Until we achieve break even between revenues and expenses, we will remain dependent on obtaining additional debt and equity funding.  Without sufficient revenues, we may be unable to create value in our common stock, to pay dividends and to become a going concern.  And, our lack of or expectation of profitability in the near future, if at all, can be expected to hamper our efforts to raise additional debt or equity funding.  In the event we do not become profitable within a reasonable period of time, we may cease operations, in which event you will lose your entire investment.

We may not be able to obtain capital when desired on favorable terms, if at all, or without dilution to our stockholders.

We operate in emerging and rapidly evolving markets, which makes our prospects difficult to evaluate.  It is possible that we may not generate sufficient cash flow from operations or otherwise have the capital resources to meet our future capital needs.  If this occurs, then we may need additional financing to pursue our business strategies, including to:

•	hire additional engineers and other personnel;
•	develop new or enhance planned products;
•	enhance our operating infrastructure;
•	fund working capital requirements;
•	acquire complementary businesses or technologies; or
•	otherwise respond to competitive pressures.

If we raise funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders.  You have no assurance that additional financing will be available on terms favorable to us, or at all.  Future debt financing may contain covenants or other provisions that limit our operational or financial flexibility.  In addition, certain of our customers require that we obtain letters of credit to support our obligations under some of our contracts.

Our limited operating history makes it difficult for you to evaluate the merits of purchasing our common stock.

We have been in business for less than four years and are a development-stage enterprise.  Our lack of revenues and sales do not provide a sufficient basis for you to assess of our business and prospects.  You have no assurance we will be able to generate sufficient revenues from our business to reach a break-even level or to become profitable in future periods.  We are subject to the risks inherent in any new business a highly competitive marketplace.  Products and services that we plan to introduce in the near future increase our new-business risks and your difficulty in assessing our prospects.  You must consider the likelihood of our success in light of the problems, uncertainties, unexpected costs, difficulties, complications and delays frequently encountered in developing and expanding a new business and the competitive environment in which we operate.  If we fail to successfully address these risks, our business, financial condition and results of operations would be materially harmed.  Your purchase of our common stock should be considered a high risk investment because of our unseasoned, early stage business which may likely encounter unforeseen costs, expenses, competition and other problems to which such businesses are often subject.

We will incur increased costs as a result of being a public company.  These costs will adversely impact our results of operations.

As a public company, we will incur significant legal, accounting and other expenses that a private company does not incur.   We estimate these expenses at $50,000 per year.  See, “Management’s Plan Of Operations For Twelve Months Subject To Funding”.  At the date of this prospectus, we do not have the financial resources to pay these expenses.   Even though the Jumpstart Our Business Startups Act (JOBS Act) has recently been passed for the purpose, in part, of reducing the cost for some newly reporting issuers, we are uncertain whether the JOBS Act will apply to us and, if it does, the amount of cost reduction we can expect.  The Sarbanes-Oxley Act of 2002 (SOX) and related rules resulted in an increase in costs of maintaining compliance with the public reporting requirements, as well as making it more difficult and more expensive for us to obtain directors' and officers' liability insurance.  These added costs will delay the time in which we may expect to achieve profitability, if at all.

We have not established disclosure controls and procedures and controls over financial reporting.  Without these controls, we may not accurately account for our financial transactions and report material transactions on a timely basis.

The Sarbanes-Oxley Act of 2002 (SOX) requires public companies to establish disclosure controls and procedures and controls over financial reporting and to periodically assess the effectiveness of the controls and procedures.  Establishing and maintaining these controls and procedures is expensive.  Satisfying the criteria for adequate controls and procedures is especially difficult for small public companies, such as we are, because limited personnel must perform tasks which should be divided among a greater number of personnel to achieve checks and balances.  Without adequate controls and procedures, and periodically assessing the effectiveness of controls and procedures we do establish, you have no assurance that we will timely and accurately report financial and other material information to the public securities markets.  Such failures may result in errors in our reports.  And, the prospect of such failures and errors due to weaknesses in our controls and procedures may diminish the credibility of our reports filed under the Securities Exchange Act of 1934.

If you invest in our stock, your investment may be disadvantaged by future funding, if we are able to obtain it.

To the extent we obtain equity funding by issuance of convertible securities or common stock, or common stock purchase warrants in connection with either type of funding, you may suffer significant dilution in percentage of ownership and, if such issuances are below the then value of stockholder equity, in stockholder equity per share.  Future increases in the number of our shares outstanding will have a negative impact on earnings per share, increasing the earnings we must achieve to sustain higher prices for our common stock.  In addition, any debt financing we may secure could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital with which to pursue our business plan, and to pay dividends.  You have no assurance we will be able to obtain any additional financing on terms favorable to us, if at all.

Loss of key personnel could have a material adverse effect on our operations.

We are particularly dependent upon our current executive management during the period before we achieve commercially sustainable operations, of which you have no assurance.  The termination of one or more members of our current executive management, all of whom we employ on a part-time basis, for any reason in the near future could be expected to have a materially adverse effect on us because we only have three members of management at the date of this prospectus and we believe we cannot employ replacements for any of them who would have their level of dedication to, vision for and financial interest in us.  Furthermore, it is probable any qualified replacements would require full-time employment at the salary and benefits which can be expected to exceed our financial resources in the foreseeable future.

Voting control by management and two other persons means it is unlikely you and other stockholders will be able to elect our directors and you will have little influence over our management.

Our management will own a total of approximately sixty-one percent of our shares after the dividend distribution made pursuant to this prospectus.  Each issued and outstanding share of common stock is entitled to one vote on each nominee for a directorship and on other matters presented to stockholders for approval.  Our Articles of Incorporation do not authorize cumulative voting for the election of directors.  Any person or group who controls or can obtain more than fifty percent of the votes cast for the election of each director, as does management and the two other stockholders in the aggregate, will control the election of all directors and other stockholders will not be able to elect any directors or exert any influence over management decisions.  Removal of a director for any reason requires a majority vote of our issued and outstanding shares of common stock.

If we are unable to effectively manage our growth of which you have no assurance , our ability to implement our business strategy and our operating results will likely be materially adversely affected.

Implementation of our business plan will likely place a significant strain on our management, administrative, operating and financial infrastructures, which are limited.  To manage our business and planned growth effectively, we must successfully develop, implement, maintain and enhance our financial and accounting systems and controls, identify, hire and integrate new personnel and manage expanded operations.  Our failure to do so could either limit our growth or cause our business to fail.  You have no assurance we will experience any growth.

RISKS RELATED TO OUR BUSINESS:

We do not have intellectual property protection for our unmanned aerial vehicle (UAV) designs, which could place us at a competitive disadvantage.

       Because we do not have intellectual property protection for our UAV designs, existing or future competitors may offer UAV models essentially identical to ours.  To the extent the existing or future competitors are better funded than we are, have greater marketing experience and resources than we do and are superior to us in other relevant factors, you can expect us to be at a significant commercial disadvantage which could cause our business to fail entirely or significantly limit our prospects for sales.

We operate in evolving markets, which makes it difficult to evaluate our business and future prospects.

       We plan to sell our planned unmanned aerial systems (UAS), including our planned UAVs and third-party components in what we believe will be new and rapidly evolving markets.  Accordingly, our business and future prospects may be difficult for you to evaluate.  We cannot accurately predict the extent to which demand for our planned products will develop , if at all.  The challenges, risks and uncertainties frequently encountered by companies in rapidly evolving markets could impact our ability to do the following:

•	generate sufficient revenue to achieve profitability;
•	acquire and maintain market share;
•	manage growth in our operations;
•	develop and renew contracts;
•	attract and retain engineers and other highly-qualified personnel;
•	successfully develop and commercially market new products;
•	adapt to new or changing policies and spending priorities of governments and government agencies; and
•	access additional capital when required and on reasonable terms.

If we fail to address these and other challenges, risks and uncertainties successfully, our business, results of operations and financial condition would be materially harmed.

Our management’s lack of significant experience in designing, manufacturing and marketing unmanned aerial vehicles may prevent, delay or inhibit the development of our business.

Our management does not have experience in designing, manufacturing and marketing unmanned aerial vehicles.  Previous experience is limited to efforts to obtain funding for an earlier company founded by Mr. Salmon.  That company was unable to obtain sufficient funding to continue in business and was closed in 2009.  Messrs. Ayers and Salmon have been seeking funding for our operations since our inception in 2009.  Accordingly, we expect to need to employ personnel with experience in designing, manufacturing and marketing unmanned aerial vehicles if we can expect to become successful in the development of our business.  Employment of experienced personnel will require funding, without which we may be required to close our business.

If we experience growth, of which you have no assurance, we may be unable to manage our growth and our business could be adversely affected.

In the event we experience rapid growth, such growth could be expected to place a strain on our management and our administrative, operational and financial infrastructure.  Such growth could involve an increase in the number of our employees and size of facilities required to address expansion in our product offerings and the geographic scope of our customer base.  Our success will depend in part upon the ability of our senior management to manage this growth effectively.  To do so, we would be required hire, train, manage and integrate a significant number of qualified managers and engineers.  If these new employees perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or retaining these or our existing employees, then our business may suffer.  You have no assurance we will experience any growth, rapid or otherwise.

We must recruit and retain highly-skilled employees to succeed in our competitive business.

We will depend on our ability to recruit and retain employees who have advanced engineering and technical services skills and who work well with our customers.  These employees are in great demand and are likely to remain a limited resource in the foreseeable future.  If we are unable to recruit and retain a sufficient number of these employees, then our ability to maintain our competitiveness and grow our business could be negatively affected.  In addition, because of the highly technical nature of our planned products, the loss of any significant number of our personnel could have a material adverse effect on our business and operating results.

Our planned products are complex and could have unknown defects or errors, which may give rise to claims against us, diminish our brand or divert our resources from other purposes.

Our planned UAS will rely on complex avionics, sensors, user-friendly interfaces and tightly-integrated, electromechanical designs to accomplish their missions.  Despite testing, our planned products may contain defects and errors or performance problems when first introduced, when new versions or enhancements are released, or even after these planned products have been used by our customers for a period of time.  These problems could result in expensive and time-consuming design modifications or warranty charges, delays in the introduction of new products or enhancements, significant increases in our service and maintenance costs, exposure to liability for damages, damaged customer relationships and harm to our reputation, any of which could materially harm our results of operations and ability to achieve market acceptance.  In addition, increased development and warranty costs could be substantial and could reduce our operating margins.

The existence of any defects, errors, or failures in our planned products or the misuse of our planned products could also lead to product liability claims or lawsuits against us.  A defect, error or failure in one of our UAS could result in injury, death or property damage and significantly damage our reputation and support for our UAS in general.  We anticipate this risk will grow as our UAS begin to be used in U.S. domestic airspace and urban areas.

Although we plan to maintain liability insurance to cover a portion of such claims , you have no assurance this insurance will be adequate to protect us from all material judgments and expenses related to potential future claims or that these levels of insurance will be available at economical prices or at all.  A successful product liability claim could result in substantial cost to us.  Even if we are fully insured as it relates to a claim, the claim could nevertheless diminish our brand and divert management's attention and resources, which could have a negative impact on our business, financial condition and results of operations.

Our planned products will require outfitting with third party systems meeting the specifications of each customer.  Significant numbers of potential customers may be unwilling to experience the custom outfitting of our airframes and prefer off-the-shelf unmanned aerial systems provided by our competitors.

We will be marketing the airframe for our planned UAVs , which we will need to equip with a propulsion system, flight controls, communications equipment, camera, sensing and other equipment to meet each customer’s specific requirements.  These component systems will be acquired from third party vendors.  Our airframes will be customized to accommodate the mounting configurations of this third party equipment.   Not all potential customers may be willing to work with us to custom equip a UAV to meet their specific needs, although we believe many potential customers will welcome the opportunity to custom equip their UAV to meet their specific needs.  If more potential customers prefer the off-the-shelf solutions of our competitors, this factor could place us at a competitive disadvantage in the marketplace and prevent us from becoming a going concern, in which event we would close our operations and you would lose your entire investment.

The operation of UAS in urban environments may be subject to risks, such as accidental collisions and transmission interference, which may limit demand for our UAS in such environments and harm our business and operating results.

Urban environments may present certain challenges to the operators of UAS.  UAS may accidentally collide with other aircraft, persons or property, which could result in injury, death or property damage and significantly damage the reputation of and support for UAS in general.  We are aware of only one crash that occurred in the United States, which occurred in a test flight in 2011, involving a UAS manufactured by another vendor.  If the domestic usage of UAS increases, the danger of such collisions has increased.  In addition, obstructions to effective communications transmissions in urban environments, such as large buildings, may limit the ability of the operator to utilize the aircraft for its intended purpose.  The risks or limitations of operating UAS in urban environments may limit their value in such environments, which may limit demand for our planned UAS and consequently materially harm our business and operating results.

Failure to obtain necessary regulatory approvals from the Federal Aviation Administration (FAA) or other governmental agencies, or limitations put on the use of small UAS in response to public privacy concerns, may prevent us from selling our small UAS to non-military customers in the United States.

In 2006, the FAA issued a clarification of its existing policies stating that, in order to engage in public use of small UAS in the U.S. National Airspace System, a public operator must obtain a certificate of airworthiness (COA) from the FAA, or fly in restricted airspace.  The FAA's COA approval process requires that the public operator certify the airworthiness of the aircraft for its intended purpose, that a collision with another aircraft or other airspace user is extremely improbable, that the small unmanned aircraft system complies with appropriate cloud and terrain clearances and that the operator or spotter of the small unmanned aircraft system is generally within one half-mile laterally and 400 feet vertically of the small unmanned aircraft system while in operation.  Furthermore, the FAA's clarification of existing policy stated that the rules for radio-controlled hobby aircraft do not apply to public or commercial use of small UAS.

On February 14, 2012, the FAA Modernization and Reform Act of 2012 was enacted, establishing various deadlines for the FAA to allow expanded use of small UAS for both public and commercial applications.  In response to this direction, the FAA and the Department of Justice established an agreement on May 14, 2012 that, if implemented in a timely and efficient manner, may allow more use of small UAS by U.S. law enforcement agencies.  The FAA has also drafted updated regulations specifically for small UAS commercial operations and is in the process of obtaining approval to release for public comment.  However, you have no assurance that these actions will result in the expanded use of small UAS by law enforcement or other non-military government agencies or commercial entities, which could harm our business prospects.

In addition, there exists public concern regarding the privacy implications of U.S. commercial and law enforcement use of small UAS.  This concern has included calls to develop explicit written policies and procedures establishing usage limitations.  We cannot assure you that the response from regulatory agencies, customers and privacy advocates to these concerns will not delay or restrict the adoption of small UAS by non-military customers.

Our business plan depends on marketing of our planned products , which may not be accepted in the marketplace.

Our industry is extremely competitive and we have not offered a product into that industry as of the date of this prospectus.  In order to achieve successful operations, we will depend on effective marketing to gain any significant market share.   At the date of this prospectus, our marketing plan is limited primarily to identifying and contacting potential users of UAS, both in and out of the United States.   Without significant market share, we may not become profitable and could be forced to cease operations.

We plan to operate in and expand into extremely competitive environments, which could make it difficult for us to achieve market recognition and revenues.

We will operate in an extremely competitive environment and the markets for our planned products are characterized by rapidly changing technologies, frequent new product introductions, short product life cycles and evolving industry standards.  Our success depends, in substantial part, on the timely and successful introduction of our new products and thereafter upgrades of our planned products to comply with emerging industry standards and to address competing technological and product developments by our competitors.  The current designs for airframes may not lend themselves to significant improvements or innovations.  The research and development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and investment, as well as the accurate anticipation of technology, market trends and customer needs.  We may focus our resources on technologies that do not become widely accepted, are not timely released or are not commercially viable.  In addition, our planned products may contain defects or errors that are detected only after deployment.  If our planned products are not competitive or do not work properly, our business could suffer and our financial performance could be negatively impacted.  You have no assurance that our planned and new products will be accepted in the marketplace.  If our planned products and services do not achieve market acceptance, our revenues will be significantly below the level we anticipate.

We face many risks because we do not own any proprietary intellectual property rights.

We do not have any patent or other rights to the designs of our planned UAVs .  If our planned UAVs prove to be successful in the market, we have no legal protections or means to prevent others from copying or otherwise utilizing our designs.  Such other parties may have greater financial resources and marketing contacts than we have.  In this event, we would experience significant disadvantage in selling our planned product line, to the extent that we could be forced to cease operations.

The uncertainty of current economic and political conditions makes budgeting and forecasting difficult.

Current conditions in the domestic and world economies remain very uncertain.  The global financial crisis, U.S. unemployment levels and ongoing political conflicts in the Middle East and elsewhere have created many economic and political uncertainties that have impacted worldwide markets.  As a result, it is difficult to estimate changes in various parts of the world economy, including the markets in which we participate.  Because all components of our allocation of resources, budgeting and forecasting are dependent upon estimates of demand for our planned products, which are based on consumer demand for products and services, the prevailing economic uncertainties render estimates of future income and expenditures difficult.

RISKS RELATED TO INVESTMENT IN OUR SHARES:

If you would receive only a fractional share and elect to purchase the balance for one whole share, you may have difficulty in selling the single share, in which case the trading commissions and fees may reasonably be expected to exceed the market price of a single share.

If you own 177 shares or less of PV International Holdings, you will be entitled to receive only a fractional share of our common stock in the dividend distribution.  You will have the opportunity to purchase the balance of one whole share from us, so you will then own a whole share, or receive payment for the fractional share you would otherwise receive.  See “How PV Enterprises International Will Distribute Our Shares”.  If you elect to purchase the balance of one whole share, you may find it difficult or impossible to sell one share into the public securities market; and, in the event you are able to sell it, the commissions and fees incurred may exceed the sales price received.

You may incur federal income tax as a result of your receipt of the dividend distribution.

We are not able to predict the fair market value of our shares that the Internal Revenue Service may claim immediately following the dividend distribution.  To the extent such fair market value exceeds your taxable basis in the PV Enterprises International stock to which the dividend relates, the excess will be treated as short or long term capital gain, based on your holding period for the PV Enterprises International stock.  As a result, you may be required to include some amount related to the dividend in your taxable income for federal and state income tax purposes, even though you receive no cash in connection with the transaction.  You will be required to use other sources of cash to pay any increase in your income tax related to the dividend.

You may find it difficult to sell our shares because there is no public market for our shares and you have no assurance a public market will develop.

There is currently no market for our common stock.  You will only be able to sell our shares if a public market develops for our stock.  If a public market does develop, you have no assurance how sustained or active the public market for our common stock will become or remain.  It is likely that the public market for our common stock will be volatile, in that it may be subject to wide and unpredictable price and volume swings.  Accordingly, you may find it difficult to sell our common stock should you invest in it.

Outstanding shares that are eligible for future sale could adversely impact a public trading market for our common stock, if a public trading market develops.

The three million shares of our common stock that will be distributed under this prospectus, including dividend shares distributed to our management, are eligible for immediate resale in the public securities markets, if a public market develops for our common stock.  However, dividend shares distributed to our management will not be part of the “public float” because our management must satisfy certain requirements of Rule 144 with respect to a limitation on the number of shares sold in a three month period, filing of Form 144 and the manner in which the shares are sold.  We will have an additional 5,599,095 shares which are “restricted securities”, as defined in Rule 144, which will also be eligible for resale into the public securities markets after we have been a reporting company for ninety days, beginning on the effective date of the registration statement of which this prospectus is a part.  The amount of restricted shares which are available for sale into the public market, should such a market be developed, with or without the sale of those shares, could depress our stock price until such time, if ever, that an active and liquid market for our common stock develops and the restricted shares are sold by their owners.

"Penny stock” rules may make buying and selling our common stock difficult.

We expect trading in our common stock will be subject to the "penny stock" rules of the Securities and Exchange Commission.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.   The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock and limiting the number of broker-dealers who will accept our common stock in their customers’ accounts.  As a result, you may find it more difficult to sell our common stock into the public market.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act.  For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30, in which case we would no longer be an emerging growth company as of the following June 30.  We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

MANAGEMENT’S PLAN OF OPERATIONS FOR TWELVE MONTHS SUBJECT TO FUNDING

We need to obtain funding in the estimated amount of $882,000 to start and pursue our plan of operations described in this section.  We do not have any funding, have no arrangements in place or specific plan to obtain funding at the date of this prospectus and you have no assurance we will obtain funding.  To date, our management has been unsuccessful in raising debt funding or equity funding by means of a private placement of our securities to individual and institutional investors.  The activities described in first month of our plan of operations and those in the following eleven months described below will commence only when and if we obtain funding.

The following table presents our estimated budget for use of funds to accomplish our plan of operations over the twelve month period beginning with funding.

Use of Funds	Amount
Develop list of potential domestic customers	$20,000
Fabrication of two additional demonstration models	22,000
Develop and produce marketing materials	8,000
Develop a sales oriented web site	12,000
Sales contacts with selected potential domestic customers (1)	18,000
Arrangements for demonstration location in Washington, DC area	5,000
Plan and construct a mobile demonstration unit	25,000
Develop trade show display and attend two trade shows	40,000
Recruitment effort for distributors and dealers	14,000
Leasing and equipping corporate offices (2)	12,000
Leasing and equipping production facility (3)	30,000
Staffing corporate offices**	6,000
Staffing production facility and training (3)	90,000
Personnel	160,000
Sales Travel	50,000
Components and raw materials	60,000
Research and development of lighter weight models	20,000
Executive salaries	240,000
Accounting, legal and other fees and costs associated with securities law compliance	50,000
TOTAL	$882,000
_________________
(1) includes follow-up and demonstrations
(2) if we elect to use an "office suite" arrangement, actual cost would be significantly less
(3) if we contract the fabrication of our airframes, actual cost would be significantly less

Month One:

We plan to identify specific potential customers in the private and public sectors in the United States market.  We believe private sector companies who have large physical facilities, such as public utilities and farming/ranching operations which need to be inspected periodically have the greatest potential as private users of UAS.  We believe public sector users of UAS at the state and local level include police and public safety agencies.  Federal agencies with domestic operations, such as the Federal Emergency Management Administration, the Homeland Security Administration, the U.S. Forest Service and the National Park Service, to name a few, may be potential users of UAS.  We also plan to contract for fabrication of two models, in addition to the two models we have, for testing, technical documentation, airworthiness certification and demonstration.  We expect to begin developing and producing marketing and sales materials and a marketing oriented web site.

Month Two:

We expect to begin establishing preliminary contacts with specific private sector companies and public sector agencies which we have identified as having the greatest probable interest in our UAV airframe design.  We plan to identify and contract for use of a demonstration facility strategically accessible to the Washington, D.C. for the purpose of demonstrating our UAV airframes to potential Federal agency users.  We also plan to develop a mobile demonstration unit which can travel as required to prospects’ sites for specific platform demonstrations.

Month Three:

We plan to continue marketing activities, with emphasis on our existing distributor, and recruitment of additional distributors and of resellers.  We plan to strive to demonstrate our planned products to a minimum of four target prospects.  At this point, we plan to move our “corporate” offices out of the homes of our executive officers into general commercial office space.  Whether we locate in an “office suite” arrangement or in general office space without any furniture, fixtures, equipment or services provided by the landlord will be determined at that time and based on the working capital we have.  Likewise, we plan to secure a manufacturing facility, which may be a contract with an independent fabricator or our own facility.

Month Four:

Marketing efforts and product demonstrations will be an ongoing activity, with an objective of four product demonstrations per month.  If we have decided to establish our own manufacturing facility, we expect to complete manufacturing site selection.

Month Five:

In addition to continuation of our marketing efforts and product demonstrations, our objective would be to close a minimum of one order.  We would expect to open our corporate office if we have not elected to use a turn-key “office suites” arrangement.  If we have decided to establish our own manufacturing facilities, we would expect to begin equipping, staffing, training and preparations for production and begin limited production for training and quality control purposes and to fill the first order.

Month Six:

We expect to continue marketing activities and product demonstrations, with an objective of closing a minimum of one order.  Subject to receipt of orders, we would produce UAS for delivery to customers.  In this month, we would plan to undertake research and development, with a special focus on weight reduction of our UAV airframe.

Months Seven through Twelve:

We expect to continue marketing and demonstrations of our planned products with the intent of closing a minimum of one order in each month.  We plan to continue any activities initiated in months one through six that have not been completed, if any, such as marketing and sales and research and development.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL STATEMENTS
AND RESULTS OF OPERATIONS

The following discussion covers only items of expense that demonstrate a material change for the years ended June 30, 2012 and 2011 and the nine months ended March 31, 2013 and 2012.

Professional fees
For the year ended June 30,

2012	2011	Increase (Decrease)	Percentage change

$6,950	$2,700	$4,250	100%

For the nine months ended March 31,
2013	2012	Increase (Decrease)	Percentage change

$4,350	$3,370	$980	29%

The reason for the increase in 2012 over 2011 was the incurrence of accounting fees in 2011 in preparation for filing the registration statement on Form S-1 of which this prospectus is a part, and of transfer agent’s fees and costs.  The reason for the increase in the nine months ended March 31, 2013 over 2012 was legal and accounting fees associated with the registration statement on Form S-1 of which this prospectus is a part.

Stock based compensation

For the nine months ended March 31,
2013	2012	Increase (Decrease)	Percentage change

$5,536	none	$5,536	Not meaningful

We did not pay any stock based compensation in 2011 and 2012.

General and administrative

For the year ended June 30,

2012	2011	Increase (Decrease)	Percentage change

$62,506	$157,952	($95,446)	-60%

For the nine months ended March 31,

2013	2012	Increase (Decrease)	Percentage change

$13,511	$60,587	($56,076)	-81%

The reason for the decrease between 2012 and 2011 was the elimination of two staff positions in 2011which were shifted to the parent company upon the acquisition by the parent company of PV Enterprises, Inc. and reduction in travel costs incurred in 2012.  The reason for the decrease between the nine months ended March 31, 2013 as compared to 2012 was primarily a further reduction in travel costs.

LIQUIDITY, CAPITAL RESOURCES AND CAPITAL COMMITMENTS

Liquidity means our ability to generate adequate amounts of cash to meet our needs for cash on a short and long term basis. We have not earned any revenues which would be source of liquidity.  At March 31, 2013, we had cash in bank of $1.   Accordingly, our short and long term liquidity may be deemed to be nil.  Our liquidity to date has been limited private placement of our common stock and loans from non-affiliate stockholders and has been insufficient to meet our expenses.

At March 31, 2013, we had no capital resources, negative working capital of $1,023,679 and no capital commitments.  We do not have any material assets on our balance sheet at March 31, 2013 .  Our balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business.

You have no assurance that we will be able to sell additional common stock in the future, or that if we can sell it, the terms of sale will be acceptable to us.  Any such sales may be below the price you pay for our common stock in the market.  To fully implement our plan of operations, we expect to require approximately $882,000 from the sale of our common stock over the next six months.  In the event we require additional capital to fund operations and growth, we may need to sell securities in private placements or obtain debt funding.  You have no assurance we will be able to make private sales of our securities or obtain debt funding, if we should have a need so to do.

GOING CONCERN

We have incurred net losses of $1,169,690 since inception (July 6, 2009) through March 31, 2013 .  The report of our independent registered public accounting firm on our financial statements for the period of inception through June 30, 2012 contains an explanatory paragraph regarding our ability to continue as a going concern based upon our accumulated deficit and a working capital deficit of $1,023,679 .  These factors, among others, raise substantial doubt about our ability to continue as a going concern.  Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.  You have no assurance we will be successful in our efforts to obtain funding for operations, generate revenues or report profitable operations or to continue as a going concern, in which event you would lose your entire investment.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The most critical accounting policies are those associated with stock as listed below:

Revenue Recognition

We recognize revenue when products are fully delivered or services have been provided and collection is reasonably assured.  We typically ship products directly to the customer.  Products are considered to be fully delivered when they have been shipped and a corresponding bill of lading is received.  We have had no revenues since inception.

We record revenues in the full amount of the sales invoice, and record related costs of sales for the full cost of the items being sold.  We produce our planned products and ship them directly to the end customers.  We record revenues on a “gross” basis due primarily to the fact that we a) are the primary obligor in the sales transaction; b) bear sole responsibility for returns and allowances; c) have full ability to determine the prices at which we sells our planned products; d) have full discretion in selecting product suppliers; and e) hold full credit risk for potential non-paying customers.

Earnings (Loss) Per Share

Basic EPS is calculated by dividing the loss available to common shareholders by the weighted average number of common shares outstanding during each period.  Diluted EPS is similarly calculated, except that the denominator includes common shares that may be issued subject to existing rights with dilutive potential, except when their inclusion would be anti-dilutive.  Potential common stock equivalents were outstanding as of September 30, 2012 and 2011, related to the convertible notes payable.   Our stock is not currently traded; however, if converted at the agreed floor conversion price ($.01) there could, potentially, be 12,500,000 additional common shares issued.

Stock Based Compensation

We may issue restricted stock to consultants for various services.  Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.  The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.  We will recognize consulting expenses and a corresponding increase to additional paid-in-capital related to stock issued for services.  There has been no issuances of stock based compensation for the years ended June 30, 2012 and 2011 or the three months ended September 30, 2012.

Accounts Receivable

We carry trade receivables at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis.  Our management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts.  We write off trade receivables when deemed uncollectible.  We record recoveries of trade receivables previously written off when received.

Property and Equipment

We record property and equipment at cost and depreciate it over the estimated useful life of the asset using the straight-line method.  We charge repair and maintenance expenditures, which do not result in improvements, to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Accounts Receivable

We carry trade receivables at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis.  Our management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts.  We write off trade receivables when deemed uncollectible.  We record recoveries of trade receivables previously written off when received.

Property and Equipment

We record property and equipment at cost and depreciate it over the estimated useful life of the asset using the straight-line method.  We charge repair and maintenance expenditures, which do not result in improvements, to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

RECENT ACCOUNTING PRONOUNCEMENTS

The Company reviews new accounting standards as issued. No new standards had any material effect on these financial statements. The accounting pronouncements issued subsequent to the date of these financial statements that were considered significant by management were evaluated for the potential effect on these consolidated financial statements. Management does not believe any of the subsequent pronouncements will have a material effect on these consolidated financial statements as presented and does not anticipate the need for any future restatement of these consolidated financial statements because of the retro-active application of any accounting pronouncements issued subsequent to September 30, 2012 through the date these financial statements were issued.

DISCLOSURE CONTROLS AND PROCEDURES & INTERNAL CONTROL OVER FINANCIAL REPORTING

307 – Disclosure controls and procedures:  As of June 30, 2012, we carried out an evaluation of the effectiveness of our disclosure controls and procedures, with the participation of our principal executive and principal financial officers.  Disclosure controls and procedures are defined in Exchange Act Rule 15d–15(e) as “controls and other procedures of an issuer that are designed to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Act (15 U.S.C. 78a, et seq.) is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms and include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Act is accumulated and communicated to the issuer's management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.”  Based on our evaluation, our Chief Executive Officer/Chief Executive Officer and Chief Financial Officer have concluded that, as of June 30, 2011 and June 30, 2012, we did not have adequate disclosure controls and procedures.

The primary reasons for management’s conclusions are that we did not have a plan in place for implementing controls and procedures and insufficient personnel to implement checks and balances.  We believe that we will not have sufficient funds available to develop a plan in the foreseeable future.  We do not anticipate that our business will need sufficient personnel in the foreseeable future that are needed to implement checks and balances.

308(b) – Changes in internal control over financial reporting:  Based upon an evaluation by our management of our internal control over financial reporting, with the participation of our principal executive and principal financial officers, there were no changes made in our internal control over financial reporting during the periods ended June 30, 2011 and June 30, 2012 that have materially affected or are reasonably likely to materially affect this control.

Limitations on the Effectiveness of Internal Control: Our management does not expect that our disclosure controls and procedures, if any, or our internal control over financial reporting, if any, will necessarily prevent all fraud and material errors.  An internal control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.  Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs.  Because of the inherent limitations on all internal control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected.  These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake.  Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, and/or by management override of the control.  The design of any system of internal control is also based in part upon certain assumptions about risks and the likelihood of future events, and there is no assurance that any design will succeed in achieving its stated goals under all potential future conditions.  Over time, controls may become inadequate because of changes in circumstances and the degree of compliance with the policies and procedures may deteriorate.  Because of the inherent limitations in a cost-effective internal control system, financial reporting misstatements due to error or fraud may occur and not be detected on a timely basis.

OUR BUSINESS

OVERVIEW

We plan to manufacture and market a line of lightweight, hand launched, low altitude, low speed unmanned aerial systems (UAS) utilizing our unmanned aerial vehicles (UAV) for civilian, law enforcement and non-combat military use.   The Rogallo wing we use for our UAV airframe design is proven capable of handling a greater payloads compared to fixed wing aircraft and helicopters.  The Rogallo wing, being composed of struts and fabric, is less expensive to manufacture than a fixed wing, being composed of a rigid internal framework and sheet metal or composite skin, or helicopter.  The company for which the original versions of our UAV airframe were developed sold a small number of UAVs to the U.S. Air Force, Army, Navy and National Security Agency and to an Australian government agency.  Our UAV airframe has undergone improvements after that time, and we plan to continue the development of improvements and additions to our existing UAV airframe design.  Our UAV airframe can be flexibly equipped with a variety of off-the-shelf propulsion systems, flight controls and navigation systems, camera and sensing, computer, communications and other equipment required by the individual customer and available from numerous suppliers.  Our UAV airframe provides a platform for the equipment needed for deployment in service and, when fully equipped, is generally referred to as an UAS.   We plan to deliver our UAS fully equipped to the individual customer’s specifications.  However, companies and agencies who may have an interest in utilizing our UAV airframe design must be willing to go through the process of selecting systems to be placed onboard to meet their requirements, with which we will assist them.  We believe that the markets for UAS have significant growth potential.  See, Congressional Research Service Report to Congress – Unmanned Aircraft Systems (UAS): Manufacturing Trends, January 30, 2013.

OUR STRATEGY

Our strategy is to provide a flexible UAS platform in a variety of sizes that can be equipped to meet the specific needs of our customers, rather than offering a turn-key, take it or leave it solution which may not address the specific requirements and needs of a customer.  We believe that the greater payload capacities of our UAV airframe make it a superior UAV which will be more attractive to a broad range of customers.   See, “Our UAV Airframe”.

The airworthiness and functionality of our UAV airframe design has been proven by the company for which it was originally designed.  That company manufactured and sold a limited number of airframes using the original designs for our UAV airframe.

MARKET BACKGROUND

The domestic and worldwide market for small UAS has grown significantly over the last decade, initially due to the U.S. military's post-cold war transformation, and more recent deployment in the Iraq and Afghanistan theatres, following the terrorist attacks of September 11, 2001, as the U.S. military has required improved, distributed observation and targeting of enemy combatants who operate in small groups, often embedded in dense population centers or dispersed in remote locations.  These systems provide critical, real-time observation and communications.  Today, military use of UAS, often referred to as “drones”, is generally accepted as an everyday fact, which we believe has opened domestic and worldwide markets for UAS in border surveillance, law enforcement, first response, infrastructure monitoring and many other applications.

HOW WE ACQUIRED OUR TECHNOLOGY

As an independent consulting associate of Affiliated, Mr. Salmon provided consulting services to Cyber Defense, a company that subsequently ceased operations with consulting fees due to Mr. Salmon and Affiliated.  Mr. Salmon had possession of Cyber’s designs and models at the time Cyber ceased operations.  Because Cyber had no intellectual property rights expressed in the designs and models and indicated it had no objection to Mr. Salmon or Affiliated pursuing commercialization of a UAV based Cyber’s designs and models, and likewise Affiliated has indicated it has no objection to Mr. Salmon pursuing such commercialization, Mr. Salmon first attempted commercialization within AirBots-UAV, Inc., which he abandoned for lack of funding, and subsequently within us.  See, “Our Corporate History and Organization” and Mr. Salmon's biographical information in "Our Management".

OUR UAV AIRFRAME

Our UAV airframe, which we have trade named the Border GuardTM model is “hand launched”, usually utilizing an electric propulsion system powered by rechargeable batteries which can be switched out in a matter of minutes.   We have two demonstration models, both of which have been flown and are ready to fly.   It can be launched in minutes from virtually anywhere, not requiring an airfield or a runway, catapult or launch platform for takeoff and landing, or significant ground support.  It has a flexible modular system designed to snap in the payload components for a fully functional UAS.  It is transportable to site and launched by hand.  The Border GuardTM model has been proven in actual use by customers of the company for which the original designs of the Border GuardTM model were developed.

Our Border GuardTM model utilizes a soft wing of the Rogallo design.  The Rogallo wing is a flexible, self-inflating type of airfoil first developed in 1948 by Gertrude Rogallo and her husband, Francis Rogallo, an engineer with the National Aeronautics and Space Administration, they called the Parawing.  NASA considered Rogallo's flexible wing as an alternative recovery system for the Gemini space capsule and for possible use in other spacecraft landings, but the idea was dropped in 1964 in favor of parachutes.  The Rogallo wing is composed of two partial conic surfaces with both cones pointing forward.  Slow Rogallo wings have wide, shallow cones.  Fast subsonic and supersonic Rogallo wings have long, narrow cones.  The Rogallo wing is a simple and comparably inexpensive flying wing with remarkable properties [compared to a fixed wing].  (Source: Wikipedia)  The feature of the Rogallo wing to bend and flex in the wind provides favorable dynamics analogous to a spring suspension.  Flexibility allows the wing to be less susceptible to turbulence and provides a gentler flying experience than a similarly sized rigid-winged aircraft. The trailing edge of the Rogallo wing, which is not stiffened, allows the wing to twist and provides aerodynamic stability in most weather conditions without the need of a tail.  The wing provides vary stable platform which we believe will allow our UAVs to deliver the best videos and still photos in the industry.

Our Boarder GuardTM model is scalable.  The small model with a wingspan of eight inches can carry a payload of up to two pounds with on-station endurance of up to two hours, which is the amount of time this UAS can remain in operation on a single battery charge.  The largest model with a wingspan of forty-eight inches can carry a thirty-pound payload with on-station endurance of up to ten hours.  Airspeeds vary from as low as twenty mph to thirty-five mph, depending on size of the airframe and the propulsion system selected.  A maximum altitude of 5,000 feet is achievable in all models.

USES OF UAS AND MARKETS

Permitted uses of UAS in the United States depend on federal regulation.  See “Government Regulation”, below.  Existing regulations specifically and functionally restrict UAS use in the United States to public or governmental entities.  While we believe that significant commercial and research uses exist for UAS, we are not able to predict the extent to which non-public commercial and research uses may be permitted under government regulations.  Accordingly, we expect to focus our attention on federal, state and local governmental units and agencies in the United States, including uses in:

Law enforcement	Border patrol
Military	Environmental quality
Forestry	Agriculture
Infrastructure monitoring and survey	Geological survey, mapping and events
Public events monitoring	Homeland Security

Permitted uses of UAS in foreign markets may be more or less restrictive than in U.S. air space.  We plan to focus our marketing efforts on governmental units and commercial enterprise in foreign markets on a case-by-case basis, which we are unable to predict at the present time.

MARKETING, SALES AND OUR POTENTIAL CUSTOMERS

Our ability to market our planned UAVs and to obtain orders will be significantly dependent on obtaining funding described in “Management’s Plan of Operations for Twelve Months Subject to Funding”.  We plan to target the United States domestic market which we believe will experience strong growth in the use of unmanned aerial systems (UAS).  See, Congressional Research Service Report to Congress – January 30, 2013.  This coincides with the expected easing of flying restrictions by the Federal Aviation Administration (FAA) as they move toward full implementation of integrating UAS flight operations in the US by 2015.  See, “Government Regulation”, below.  In the interim we must secure a certificate of airworthiness (COA) from the FAA for specific flight operations to be conducted within the United States airspace.

With adequate funding, we plan to develop a direct sales force, as well as add distributors and resellers.  At the date of this prospectus, we do not have any sales force.  We currently have one distributor agreement in place since 2010.  The distributor is located in California and its territory is limited to the State of California.  The territory may be expanded with our consent.  The distributor has not sold any of our planned UAS products.  Although the agreement requires the distributor to “actively and diligently promote the sale of [our] products” and maintain a sales force, among other obligations, we have not enforced these provision and other provisions of the agreements in view of our financial condition which has prevented our own compliance with the agreement, such as providing assistance and sales materials to the distributor.  The distributor agreement contains provisions covering customer servicing, order acceptance, warranty and force majeure, limitation of our liability, the relationship between us and other generally customary provisions.  The distributor agreement expires in 2015.  The distributor has provided us with written assurance that it remains prepared to perform its obligations under the agreement, provided we can also perform our obligations

In our marketing, we expect emphasis on the benefits of using our UAV airframe as a platform for the equipment needed to address the problems of each customer.  We do not expect to sell the UAV airframes by themselves, but will work with each customer to select the equipment needed to address the purposes of intended use.  We plan to deliver only fully functional UAS.  We plan to engage in domestic and international marketing and sales efforts.  We plan to offer a distributor license which will grant the holder a specific geographic territory and authorize the distributor sell and service our UAV airframe products subject to payment of a minimum fee each month.  We plan to use resellers for persons or entities who do not want to purchase rights to a territory.

State and Local Agencies –
Police and fire, state, county and city	Public infrastructure operators
Port authorities	Waste treatment agencies
Water and power distribution operators	Sports authorities

Federal Agencies –
Homeland Security	Air Force
Border Patrol	Army
Federal Emergency Management Agency	Navy
U.S. Coast Guard	Central Intelligence Agency
Border Patrol	Defense Intelligence Agency
National Forest Service	National Park Service
U.S. Geological Survey

Obtaining orders from and selling products such as UAS to federal, state and local governments and agencies is typically a cumbersome and lengthy process, subject to budgetary limitations, often involving competitive bidding, requiring satisfaction of detailed specifications in requests for proposals, penalties for performance delays and delays in payment.  You have no assurance either we or our distributors or resellers will be successful in selling UAS to governmental buyers.

MANUFACTURING

We own molds for three different sizes of our UAV airframe, ranging from twelve inches to sixty inches in length.  Initially, each UAV airframe will be hand built based on a customer’s order.  We believe we can deliver the first Border GuardTM within approximately forty-five days.  We believe our opportunities to obtain conventional or private funding could improve with each specific order, in the event we are unable to obtain debt or equity funding for operations and inventory.  We believe typical production will require approximately thirty days from start to delivery of the fully equipped UAS.  Raw materials consist primarily of epoxy resin, fiberglass cloth, metal tubing and rip stop nylon for the wing.  These raw materials are available from a variety of sources in the U.S.  Each UAV airframe body will be laid up and finished by hand.  The propulsion system, flight controls and navigation systems, camera and sensing, computer, communications and other equipment required by the individual customer and available from numerous suppliers.  At a later time, subject to funding, we intend to establish our own manufacturing facility in a geographic area to be determined.  We cannot predict when, if ever, our order volume may necessitate the mass production of one or more Border GuardTM models.

GOVERNMENT REGULATION

The market for non-military small UAS is in an early stage of development.  The primary factors hindering the development of this market in the U.S. have included laws and regulations under the jurisdiction of the Federal Aviation Administration, which regulates airspace for all air vehicles and has severely restricted the use of small UAS in the National Airspace System, which is one of the most complex aviation systems in the world.  In 2006, the Federal Aviation Administration (FAA) issued a clarification of its existing policies stating that, in order to engage in public use of small UAS in the National Airspace System, a public (government) operator must obtain a Certificate of Airworthiness (COA), from the FAA or fly in restricted airspace.  The FAA's COA approval process requires that the public operator certify the airworthiness of the aircraft for its intended purpose, that a collision with another aircraft or other airspace user is extremely improbable, that the small unmanned aircraft system complies with appropriate cloud and terrain clearances and that the operator or spotter of the small unmanned aircraft system is generally within one-half mile laterally and 400 feet vertically of the small unmanned aircraft system while in operation.  Furthermore, the FAA's clarification of existing policy states that the rules for radio-controlled hobby aircraft do not apply to public or commercial use of small UAS.  In February 2012, the U.S. Congress passed and the President signed the Federal Aviation Administration Modernization and Reform Act of 2012 , mandating that the FAA develop rules providing for the full integration of small UAS into the National Airspace System by September 30, 2015.  The FAA is in the process of drafting updated regulations specifically for small UAS operations.  Initial likely non-military users of small UAS include public safety organizations such as law enforcement agencies, search and rescue teams and fire departments.  Congress has expressed concern about privacy issues which should be addressed in the regulations.  Privacy issues may restrict the use of UAS domestically.

Communication equipment in a UAS is subject to regulation by the National Telecommunications and Information Administration and the Federal Communications Commission, which regulate the wireless communications upon which UAS depend in the U.S. We believe that the providers of communications equipment selected by the buyers of our UAV will be required to satisfy the regulations regarding wireless communication, and such regulations will not have a direct impact on our business.

We are not able to provide information about government regulation of UAS outside of the U.S. at this time.  However, we do expect to confront foreign regulation in our international sales efforts, which may hinder or prohibit sales in any particular country.

OUR INTELLECTUAL PROPERTY

Our intellectual property consists of the proprietary designs for our UAV airframe.  We do not hold any patents and do not believe any features of our current UAV airframe are patentable; and, all of its features being readily apparent from inspection.  Therefore, we do not have rights to any intellectual property which we can enforce by legal action.  We cannot predict if any improvements to the design of our UAV airframe will provide an opportunity for patent protection.

RESEARCH AND DEVELOPMENT

We intend to begin efforts to improve and enhance our current UAV airframe designs and develop additional airframe designs as soon as we have funding for this purpose.   Our initial focus will be on reduction in the weight of our current UAV airframe designs .  We may expand into other basic airframe designs through acquisition or research and development.

COMPETITION

Most of the competitors in the UAS market whose UAS we have surveyed online require an airfield or airfield like environment, catapult or other launch equipment.  In our survey, we have identified the following U.S companies as producing UAS by specification or appearance suitable for hand launching.   We believe the UAS market for smaller, price efficient models is highly competitive, dominated by a few major suppliers.  Compared to us, these competitors are well established with a recognized reputation in the marketplace and have greater financial resources than we do.   We believe the most notable competitors are:

Competitor	Model name	Competitor’s web site*
AAI Corporation	Orbiter	http://www.aaicorp.com/products/uas/uas_main.html
Aurora Flight Sciences Corp.	Skate	http://www.aurora.aero/Products/Skate.aspx
Aerovironment, Inc.	Raven	http://www.avinc.com/uas/
	Wasp	http://www.avinc.com/uas/

*The web sites provide information about our primary competitors and photos of and specifications for their products.

Honeywell International manufactures a wingless, vertical takeoff UAS.  See http://www.thawkmav.com/index.php.

We believe these competitors may offer their UAS equipped with standard equipment packages that present limited opportunities for the customer to vary the equipment to meet its specific needs.  In contrast, we will offer basic UAV airframes that can be equipped with third party equipment which may better meet the customer’s needs than the standard equipment packages offered by our competitors.  We intend to source and establish relationships with manufacturers of off-the-shelf components, from propulsion to navigation and imaging, suitable for our UAV airframes and from which our customers may choose to meet their specific needs.  Some potential customers may be satisfied with our competitors’ UAS and be unwilling to work with us to identify components to meet their specific needs.  Although a direct pricing comparison to our competitors is not possible because their UAS are fully equipped with what we believe are comparatively limited opportunities for custom equipping to customer specifications and we plan to offer the basic airframe equipped entirely to the customer’s specifications, we estimate that our airframe fully equipped with power, guidance, communication, camera and other equipment will have a sales price of less than our competition based on the construction of our airframe.

Based on our research on the Internet, we may not have been able to identify all competitors who offer hand-launched UAS.  If and when the market for low cost UAS expands, we anticipate additional competitors will enter the marked, perhaps even including major competitors currently offering larger UAS, such as Raytheon, Bell Helicopter and others. Our competitors may be able to provide customers with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past contract performance, geographic presence, price and the availability of key professional personnel, including those with security clearances. Furthermore, many of our competitors may be able to utilize their substantially greater resources and economies of scale to develop competing products and technologies, manufacture in high volumes more efficiently, divert sales away from us by winning broader contracts or hire away our employees by offering more lucrative compensation packages. Small business competitors may be able to offer more cost competitive services, due to their lower overhead costs, and take advantage of small business incentive and set-aside programs for which we are ineligible. In the event that the market for small UAS and services expands, we expect that competition will intensify as additional competitors enter the market and current competitors expand their product lines. In order to secure contracts successfully when competing with larger, well-financed companies, we may be forced to agree to contractual terms that provide for lower aggregate payments to us over the life of the contract, which could adversely affect our margins. In addition, larger diversified competitors serving as prime contractors may be able to supply underlying products and services from affiliated entities, which would prevent us from competing for subcontracting opportunities on these contracts. Our failure to compete effectively with respect to any of these or other factors could have a material adverse effect on our business, prospects, financial condition or operating results.

DESCRIPTION OF OUR PROPERTY

We do not have any property at the date of this prospectus.  Our management is conducting our business in their respective home offices.  In the event we are able to establish operations, of which you have no assurance, we will require general office space, which we anticipate we will lease on an annual or longer term basis.  In the event we manufacture our UAVs, we will require general manufacturing space.  We cannot predict the square footage of we may require for either offices or manufacturing, which will in each case depend on the level of our operations and number of employees.  We believe both office and manufacturing space is readily available in the Greater Tampa Bay area.

OUR EMPLOYEES

Our two executive officers are our only employees at the date of this prospectus.   They each devote approximately forty to sixty hours a week to our business .  We expect to add personnel in the future in the event we are able to establish operations.

LITIGATION

We are not engaged in any litigation at the date of this prospectus and do not expect to be engaged in litigation of a routine nature in the future.  We are not aware of any claims, demands or threatened litigation.  We may be subjected to personal injury and property damage claims resulting from operation of our UAVS.  We may be subject to warranty claims related to our UAVS.  We intend to maintain product and public liability insurance to limit the amount of any such claims which we must pay out-of-pocket.

OUR MANAGEMENT

The following table sets forth information about our directors, our executive officers and persons who have agreed to become our directors, subject to our purchase of directors and officers liability insurance, who have consented to be named in this prospectus.

NAME	AGE	POSITION	Director Since
Alvin Ayers	78	Director, Chief Financial Officer and Corporation Secretary	inception
Victor J. Hugo, Jr.	81	Director	inception
Edwin B. Salmon	75	Chairman of Board and Chief Executive Officer	inception

Our stockholders elect our directors.  Our directors serve terms of one year and are generally elected at each annual stockholders meeting; provided, that there is no assurance we will hold a stockholders’ meeting annually.  Each director will remain in office until his successor is elected.  We do not have independent directors using the definition of independence contained in the NASDAQ listing rules.  Our executive officers are elected by the board of directors and their terms of office are at the discretion of the board of directors, subject to terms and conditions of their respective employment agreements, if any.  We have the authority under Florida law and our bylaws to indemnify our directors and officers against certain liabilities.  We have been informed by the U.S. Securities and Exchange Commission that indemnification against violations of federal securities law is against public policy and therefore unenforceable.

Management Biographies

Alvin Ayers is one of our directors and serves as our corporation secretary beginning at inception.   Mr. Ayers will devote essentially his full working time and attention to our affairs, except for a minimal amount of time he may devote to consulting services and which will not interfere or conflict with the needs of our business.   Mr. Ayer’s employment history during the past five years is as follows:

2007	to	present
Mr. Ayers is associated with Affiliated Business Services, Inc. as an independent consultant.  He provides consulting services via Affiliated Business Services on an as-needed basis.  Based on his recent experience with Affiliated Business Services and his present intent, he will not provide more than several hours of service per week, if any, to Affiliated Business Services.  For more information about Affiliated Business Services, see Mr. Salmon’s biographical information, below.

2010	to	June 30, 2012
Mr. Ayers was a director, the chief financial officer and corporation secretary of PV Enterprises International, Inc., our parent company prior to the dividend covered by the registration statement of which this prospectus is a part.  PV Enterprises International was intended to engage in the UAV business, but recently focused its attention on ocean shipping.  PV Enterprises International.

Mr. Ayers gained information about our business when employed by Affiliated Business Services and serving as a consultant to the company who developed our basic airframe design.  As an associate of Mr. Salmon and one our founders, he assumed the positions of a director, chief financial officer and corporation secretary.  Mr. Ayers has held senior level positions in management, finance, sales and marketing, including positions with IBM, Honeywell Information Systems, Inc. and America Online. His experience includes design, development and implementation of financial systems.  Mr. Ayers was the executive vice president of X-Store Corporation between 1990 and 1992, a company engaged in the development, manufacturing and marketing of solid state computer disks.  Mr. Ayers attended the University of Iowa, majoring in business administration.

Victor J. Hugo, Jr. is one of our directors beginning at inception.  He is a Maj. General, U.S. Army, Ret.

1996	to	present
Gen. Hugo is an independent consultant specializing in defense and management issues with focus on the Middle East and Southeast Asia.  Clients include L3, Raytheon, and U.S. government departments and agencies.

2007	to	present	He serves on the Board of Directors of Help Wounded Troops, a (501(c)(3) organization focused on helping military personnel suffering from PTSD and TBI.

2007	to	present	Independent consultant specializing in Defense and Management issues with focus on the Middle East and Southeast Asia. Clients include L3, Raytheon and US government.

2004	to	07/01/2012	Gen. Hugo served on the Board of Directors, National War College Alumni Association, a 501(c)(3) organization which conducts of National Security Seminars outside the DC area.

2007	to	present
he is Senior Vice President of the OSS Society, a 501 (c)(3) organization which celebrates the historic accomplishments of the OSS during World War II—the first organized effort by the United States to implement a centralized system of strategic intelligence and the predecessor to the Central Intelligence Agency and the U.S. Special Operations Command — and educates the American public regarding the continuing importance of strategic intelligence and special operations to the preservation of freedom in this country and around the world.

Gen. Hugo earned a Bachelor of Science degree (1954) from the United States Military Academy, West Point.  He earned two Masters of Science degrees: one (1966) in International Affairs from George Washington University and the other (1978) in Systems Management from the University of Southern California.

Edwin B. Salmon is our chairman of the board and our Chief Executive Officer, beginning at inception.   Mr. Salmon will devote essentially his full working time and attention to our affairs, except for a minimal amount of time he may devote to consulting services and which will not interfere or conflict with the needs of our business.   Mr. Salmon’s employment history during the past five years is as follows:

2004	to	present
Mr. Salmon is associated with Affiliated Business Services, which has been variously a Florida corporation (Affiliated Business Services of Clearwater, Inc. , 2003 to 2009; Affiliated Business Services, Inc., 2004 to 2006;and, Affiliated Business Services, Inc., 2011 to present) and an association of consultants owned and managed by certain members of Mr. Salmon’s family.  He provides consulting services via Affiliated Business Services on an as-needed basis.  begun in ___ and Based on his recent experience with Affiliated Business Services and his present intent, he will not provide more than several hours of service per week, if any, to Affiliated Business Services.

2008	to	2009
he was the chief financial officer of AirBots-UAV, Inc., a Florida corporation, a development stage company intending to design and manufacture hand-launched UAVs for the commercial and military markets.  AirBots-UAV was closed in July 2009 due to insufficient funding.   See, “Our Corporate History and Organization”.

2010	to	June 30, 2012
Mr. Salmon was the chief executive officer of PV Enterprises International, Inc., our parent company prior to the dividend covered by the registration statement of which this prospectus is a part, through December 12, 2011 and he continued as a director until June 30, 2012.  PV Enterprises International was intended to engage in the UAV business through us as a wholly owned subsidiary.  Mr. Salmon resigned as chief executive officer on December 12, 2011, when PV Enterprises International made an acquisition which refocused its business on ocean shipping.  Mr. Salmon remained as a director until June

Mr. Salmon gained information about our business when he provided consulting services to AirBots-UAV through Affiliated Business.  Mr. Salmon acquired the intellectual property of AirBots-UAV in payment of his fees for consulting services.  He transferred that intellectual property to us at our founding.  Mr. Salmon has experience in managing small to midsize companies, including Systems Communications, Inc., a publicly traded  and reporting company in the 1991-1999 period.  Mr. Salmon held executive and manager positions with Honeywell Information Systems, Inc., and was involved in Honeywell’s acquisition of General Electric’s computer division and Machine a Bulle of France.  Mr. Salmon served for four years in the U.S. Air Force, ending with the rank of staff sergant, where he was primarily involved in ground control radar for early warning and interception.  Mr. Salmon attended the University of Richmond, Virginia.

BOARD COMMITTEES

Our board of directors does not have compensation, nominating, audit committees or any other committees.  Our board of directors has not adopted a code of ethics.

HOW WE COMPENSATE OUR MANAGEMENT

The following table sets forth information concerning the compensation we have accrued to the named executive officers for all services rendered in all capacities, for our three fiscal years ended June 30, 2012.

Name/principal position	Year	Salary(1)	Stock Awards	Total Compensation
Alvin Ayers	2010	None (2)	None	None
Corporation Secretary	2011	$75,000	None	$75,000
	2012	$75,000	None	$75,000
Edwin B. Salmon	2010	None (2)	None	None
Chief Executive Officer	2011	$120,000	None	$120,000
	2012	$120,000	None	$120,000
(1)  Compensation has been accrued and not paid.
(2)  Salaries accrued by PV Enterprises International – not charged to us.

EMPLOYMENT AGREEMENTS

We have an employment agreement with Mr. Ayers and Mr. Salmon.  The following table summarizes the terms of the employment agreements.

Name	Beginning	Ending	Annual Bonus	Non-compete

Alvin Ayers	08/01/2009	07/31/2014*	5% of EBITA	yes

Edwin B. Salmon	08/01/2009	07/31/2014**	10% of EBITA	yes

*Renews annually for one year terms, unless terminated by either party.
**Renews annually for five year terms, unless terminated by either party.

Each contract provides that the employee will receive additional benefits which are made available to employees generally, which would include paid vacation suitable to the position held.

HOW WE COMPENSATE OUR DIRECTORS

Two of our directors are also two of our executive officers.  We do not compensate the directors separately from their executive compensation.  We compensate General Hugo, Jr. for his service as a director at a rate of $2,500 per quarter.   We also issued 100,000 shares to him on December 18, 2012 for his services as a director.

WHO OWNS OUR COMMON STOCK

Our principal stockholders are set forth in the following table.  The number of shares owned by PV Enterprises International, the only shares we then had issued and outstanding, have been adjusted for a reverse stock split on December 13, 2012 which reduced our issued and outstanding shares to exactly three million shares.  These principal stockholders include:

•	each of our directors and executive officers,
•	our directors and executive officers as a group, and
•	others who we know own more than five percent of our issued and outstanding common stock.

We believe each of these persons has sole voting and investment power over the shares they own, unless otherwise noted.  The address of our directors and executive officers is our address.

	Number		Percentage
	Before*	After*	Before*	After *
Alvin Ayers	2,500,000	2,636,030	29.32%	30.92%
Victor J. Hugo, Jr.	100,000	102,484	1.173%	1.202%
Edwin B. Salmon)	2,500,000	2,610,525	29.32%	30.62%
All directors and officers as a group (3 persons)	5,100,000	5,349,039	59.82%	62.74%
PV Enterprises International, Inc.
Suite 305, 1850 SE 17th Street, Ft. Lauderdale, FL 33316	3,000,000	none	35.186%	0%

*Before and after the dividend distribution.
**Less than one percent.
RELATED PARTY TRANSACTIONS AND RELATIONSHIPS

We have not engaged in any related party transactions in our last fiscal year and current year to date of this prospectus, except the following:

We have minimal needs for office space.  Currently the operations are performed from offices provided by our executive officers in their homes at a cost to us of $975 per month on a month to month basis.

On December 18, 2012, we issued an aggregate of 5,100,000 shares of our common stock to our directors and officers for services.

MARKET INFORMATION AND RELATED STOCKHOLDER MATTERS

Public Market Information

At the date of this prospectus, there is no public market for our common stock.  We have made arrangements with a securities broker-dealer as a market maker to apply to the Financial Industry Regulatory Authority (FINRA) for a trading symbol as soon as practicable after the effective date of the registration statement of which this prospectus is a part.  You have no assurance as to if or when a trading symbol will be issued and if or when a trading market may develop.

Our Stockholders

At the date of this prospectus, we have five record and beneficial holders of our common stock.  Following the dividend distribution by PV Enterprises International, we expect to have approximately 1,225 record holders and approximately 1,925 total beneficial holders of our common stock.  We expect that approximately 1,119 stockholders of record and approximately 1,194 of the total beneficial holders of PV Enterprises International will each be entitled to a total dividend of less than one share (only a fractional share) of our common stock.  We cannot predict how many of the fractional share holders will elect to purchase the balance of one whole share, but we anticipate that few, if any will do so.  See, "How PV International Holdings Will Distribute Our Shares".

Dividends

We have not paid a cash dividend on our common stock and do not expect to pay a cash dividend in the foreseeable future.  Our board of directors has the sole authority to declare dividends.  Our payment of dividends in the future will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

Our Transfer Agent

Our transfer agent is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Pkwy, Atlantic Highlands, New Jersey 07716.  Olde Monmouth’s telephone number is 732-872-2727.

DESCRIPTION OF OUR SECURITIES

The following description of our common stock is qualified in our entirety by reference to our Articles of Incorporation, as amended, our bylaws and Florida corporation law.  We are authorized to issue 250,000,000 shares of common stock, $0.001 par value per share.  The number of shares owned by PV Enterprises International, the only shares we then had issued and outstanding, have been adjusted for a reverse stock split reducing our issued and outstanding shares to exactly three million shares.  At the date of this prospectus, we have 8,526,000 shares issued and outstanding.   Holders of our common stock:

•	have one vote per share on election of each director and other matters submitted to a vote of stockholders;
•
have equal rights with all holders of issued and outstanding common stock to receive dividends from funds legally available therefore, if any, when, as and if declared from time to time by the board of directors;

•
are entitled to share equally with all holders of issued and outstanding common stock in all of our assets remaining after payment of liabilities, upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights; and
•	do not have cumulative voting rights.

Preferred stock

Our board of directors, without further stockholder approval, may issue up to ten million shares of preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series.

The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

HOW PV ENTERPRISES INTERNATIONAL WILL DISTRIBUTE OUR SHARES

 On June 21, 2012, PV Enterprises International’s board of directors declared a dividend to be paid to holders of its common stock consisting of all 3,000,000 shares, as adjusted for a reverse stock split on December 13, 2012, or 35.19 percent of our common stock which PV Enterprises International now owns.  PV Enterprises International’s board of directors, which included at that time Messrs. Ayers and Salmon, determined that PV Enterprises International did not have an interest in pursuing our business.  PV Enterprises International has declared the record date for payment of the dividend as July 12, 2013.  This date is subject to change based on the definitive market notification by FINRA.  The shares will be as soon as practicable following the effective date of the registration statement of which this prospectus is a part.   PV Enterprises International had 529,294,117 common shares issued and outstanding on July 1, 2013.  Even though certain shares issued by PV Enterprises International after June 21, 2012 were issued with an express waiver of participation in the dividend, we cannot be certain PV Enterprises International notified the receiving stockholders about this waiver or that it will be feasible to impose this waiver.  Accordingly, we are not including the waiver shares in our calculations and PV Enterprises International will distribute one share of our common stock for each 176.43 shares of PV Enterprises International common stock participating in the dividend, subject to decrease for any shares issued after July 1, 2013.

We will not issue fractional shares.  If you own more than 177 shares of PV Enterprises International on the record date, any fractional share you would otherwise receive will be rounded up to one whole share.  If you own less than 177 shares of PV Enterprises International on the record date, you will be entitled to receive only a fractional share, in which case you may elect to either (i) buy the balance of the fractional such that you will own one full share of our common stock or (ii) sell your fractional share to us.  The price for a fractional share in both cases will be determined by the weighted average of closing price per share of our common stock for the ten trading days following the first day our common stock trades.

As soon as practicable after the effective of the registration statement of which this prospectus is a part, we will mail a certificate to you representing the whole shares you are entitled to receive, if you are entitled to receive at least one whole share before rounding.  If you are not entitled to receive at least one whole share before rounding, but receive only a fractional share, we will mail you notice of your opportunity to elect to sell to us the fractional share you or buy the balance of a whole share.  The notice will enclose a postage prepaid postcard for you to notify us of your election.  If you elect to sell your fractional share to us, you are not required to do anything and we will mail you a check as soon as practicable after the price per share is established as described in the immediately preceding paragraph.  If you elect to purchase the balance of a whole share, you must receive your election on postage prepaid postcard, or other correspondence, not more than thirty days following the mailing of our notice to you.  We will mail you a bill for the balance of the fractional share as practicable after the price per share is established as described in the immediately preceding paragraph.  If at that time you wish to continue with your purchase of the balance of the fractional share, we must receive your payment by check or money order within fifteen days of the mailing of the billing to you.

PV Enterprises International is deemed to be a statutory underwriter of our shares for purposes of the distribution of the dividend.

Holders of PV Enterprises International’s common stock will not be required to take any action to receive our common stock.  As soon as practicable following the effective date of the registration statement of which this prospectus is a part, our transfer agent will mail a stock certificate of each PV Enterprises International stockholder of record and credit Cede & Co., the nominee of The Depository Trust & Clearing Corporation, with the number of our shares of common stock required to satisfy the distribution to beneficial holders of PV Enterprises International’s commons stock held in brokerage accounts.

Neither PV Enterprises International, we nor any other person will receive any proceeds in connection with the dividend distribution by PV Enterprises International.  We are paying all of the costs of the registration statement of which this prospectus is a part.  We are solely responsible for the content of the registration statement and of this prospectus.  We have undertaken the registration of the shares because of the potential benefit our management believes we may derive from being a publicly traded company, both in raising additional debt or equity financing and in marketing our planned products.

FEDERAL INCOME TAX TREATMENT OF THE DIVIDEND DISTRIBUTION

PV Enterprises International owns less than eighty percent of our common stock.  Therefore, we expect the dividend distribution to be taxable.  However, the value of our stock for tax purposes immediately following the distribution (which we will not be able to determine prior to the distribution) will be first applied to reduce the taxable basis the stockholder has in his or her PV Enterprises International stock.  Stockholders who are not individual U.S. citizen or resident taxpayers may experience a different federal income tax treatment.  We are not obtaining a ruling from the Internal Revenue Service or an opinion of tax counsel covering the tax treatment as described in this paragraph.  We encourage you to consult your tax adviser regarding the proper federal income tax treatment of the dividend for your individual circumstances.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock.  We have 8,526,000 shares of our common stock issued and outstanding at the date of this prospectus.  The 5,526,000 shares held by our directors, officers and others are restricted securities and the resale of the shares into the public securities market will be subject to Rule 144.  The 249,039 shares issued to our directors, officers and controlling persons pursuant to the registration statement of which is prospectus is a part will not be restricted securities, but will, nevertheless, be subject to the reporting requirements, broker’s transaction requirements and one-percent per each three month limitation of Rule 144.

Under Rule 144, as now in effect, restricted securities of an issuer who has been filing reports with the U.S. Securities and Exchange Commission for at least ninety days may be resold into the public market held by non-affiliates of the issuer without any limitation on amount beginning six months after the respective stockholders purchased their shares from us or from one of our directors, officers or control persons.  At the date of this prospectus, none of our restricted securities have been held for more than six months.  After this six month period, our directors, officers and control persons (those who own ten percent or more of our common stock) will be limited to selling not more than one percent of the then issued and outstanding number of our shares in any three month period, must file a Form 144 with the Commission and must sell the shares in unsolicited “broker’s transactions”, as defined in the rule and are subject to other limitations.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Jackson L. Morris, Attorney at Law, Tampa, Florida.  Mr. Morris owns 426,000 shares of our common stock which he has received as partial payment of fees and he will receive 1,984 shares in the dividend distribution based on his share ownership in PV Enterprises International, for total share ownership of 427,984 shares.

EXPERTS

Our financial statements at and for the years ended and at June 30, 2012 and 2011 have been included in this prospectus in reliance on the report of DMK Certified Public Accountants, Clearwater, Florida, an independent registered certified public accounting firm, given on the authority of such firm as experts in auditing and accounting.  On December 17, 2012, the audit firm of Drake & Klein CPAs changed its name to DKM Certified Public Accountants. The change was reported to the PCAOB as a change of name.  This is not a change of auditors for the Company.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed a registration statement on Form S-1 under the Securities Act with the U.S. Securities and Exchange Commission for the common stock offered by this prospectus.  This prospectus does not include all of the information contained in the registration statement.  You should refer to the registration statement and our exhibits for additional information.  Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.  When we complete this offering, we will also be required to file annual, quarterly and special reports and other information with the SEC.

You can read our SEC filings, including the registration statement of which this prospectus is a part, and exhibits, over the Internet at the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at our Public Reference Room located at 100 F Street, N.E., Washington, D.C.  20549.  You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Drake & Klein CPAs A PCAOB Registered Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Redtide Defense Group, Inc.

We have audited the accompanying balance sheet of Redtide Defense Group, Inc. as of June 30, 2012 and 2011, and the related statement of operations, stockholders’ deficiency, and cash flows for the years then ended and for the period from Inception (July 6, 2009) through June 30, 2012 .  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Redtide Defense Group, Inc. at June 30, 2012 and 2011, and the results of its operations and its cash flows for the years then ended and the period from Inception (July 9, 2009) through June 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As shown in the accompanying financial statements, the Company has significant net losses and cash flow deficiencies.  Those conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans regarding those matters are described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Drake & Klein CPAs

Drake & Klein CPAs
Clearwater, Florida
October 26, 2012

Redtide Defense Group, Inc.
(a development stage entity)
Balance Sheet

	June 30,	June 30,
	2012	2011
Assets
Current assets
Cash	$4	$257
Total current assets	4	257

Property and equipment, net of accumulated
depreciation of $748 and $187, respectively	935	1,496

Total assets	$939	$1,753

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,250	$800
Accrued expenses	594,768	387,458
Convertible notes payable	125,000	90,000
Short-term loans	126,045	92,792
Total current liabilities	849,063	571,050

Total liabilities	849,063	571,050

Stockholders' Deficit
Preferred Stock, no par value, 5,000,000 shares
authorized; none issued and outstanding	-	-
Common Stock, $0 par value, 100,000,000 shares
authorized; 5,000,000 and 5,000,000 shares
issued and outstanding, respectively	3,000	3,000
Additional paid-in capital	123,000	88,000
Accumulated deficit	(974,124)	(660,297)
Total stockholders' deficit	(848,124)	(569,297)

Total Liabilities and Stockholders' Deficit	$939	$1,753

The accompanying notes are an integral part of these financial statements.

Redtide Defense Group, Inc.
(a development stage entity)
Statement of Operations

			July 06, 2009
			(inception)
	For the Year Ended		through
	June 30,		June 30,
	2012	2011	2012

Revenues	$-	$-	$-

Operating expenses:
Compensation	195,000	195,000	568,750
Professional	6,950	2,700	9,650
General and administrative	62,506	157,952	248,458
Depreciation and amortization	561	187	748
Total operating expenses	265,017	355,839	827,606

Net loss from operations	(265,017)	(355,839)	(827,606)

Other expense
Interest expense	(13,810)	(7,708)	(21,518)
Beneficial conversions	(35,000)	(90,000)	(125,000)
Net loss before provision for income taxes	(313,827)	(453,547)	(974,124)

Provision for income taxes	-	-	-

Net loss	$(313,827)	$(453,547)	$(974,124)

Loss per share, primary and dilutive	$(0)	$(0)

Weighted average shares outstanding
primary and dilutive	3,000,000	3,000,000

The accompanying notes are an integral part of these financial statements.

Redtide Defense Group, Inc.
(a development stage entity)
Statements of Stockholders' Deficit

					Additional		Stock-
	Preferred		Common		Paid in	Accumulated	Holders'
	Shares	No Par	Shares	No Par	Capital	Deficit	Deficit
Balance at July 9, 2009 (inception)	-	$-	-	$-	$-	$-	$-

Common shares issued to founders for incorporation expenses			11,953,000	1,000			1,000

Retroactive reverse split and par value change			(8,953,000)	2,000	(2,000)		-

Net loss						(206,750)	(206,750)
Balance at June 30, 2010	-	-	3,000,000	3,000	(2,000)	(206,750)	(205,750)

Beneficial conversion					90,000		90,000

Net loss						(453,547)	(453,547)
Balance at June 30, 2011	-	-	3,000,000	3,000	88,000	(660,297)	(569,297)

Beneficial conversion					35,000		35,000

Net loss						(313,827)	(313,827)
Balance at June 30, 2012	-	$-	3,000,000	$3,000	$123,000	$(974,124)	$(848,124)

The accompanying notes are an integral part of these financial statements.

Redtide Defense Group, Inc.
(a development stage entity)
Statements of Cash

			July 6, 2009
	For the Year Ended		(inception)
	June 30,		through
	2012	2011	June 30, 2012
Cash Flows from Operating Activities:
Net loss	$(313,827)	$(453,547)	$(974,124)
Adjustment to reconcile net loss to net
cash provided by operations:
Depreciation and amortization	561	187	748
Beneficial conversions	35,000	90,000	125,000
Changes in assets and liabilities:
Accounts payable	2,450	700	3,250
Accrued expenses	207,310	208,708	594,768
Net Cash Used by Operating Activities	(68,506)	(153,952)	(250,358)

Cash Flows from Investing Activities:
Purchase of fixed assets	-	(1,683)	(1,683)
Net Cash Used by Investing Activities	-	(1,683)	(1,683)

Cash Flows from Financing Activities:
Shareholder advances	33,253	65,892	127,045
Proceeds from notes payable	35,000	90,000	125,000
Net Cash Provided by Financing Activities	68,253	155,892	252,045

Net increase (decrease) in Cash	(253)	257	4

Cash at beginning of period	257	-	-

Cash at end of period	$4	$257	$4

Supplemental cash flow information:
Interest paid	$-	-	$-
Taxes paid	$-	-	$-

Non-cash disclosures
In-kind equity contribution by shareholders	$-	-	$1,000

The accompanying notes are an integral part of these financial statements.

Redtide Defense Group, Inc.
(a development stage entity)
Notes to Financial Statements
June 30, 2012

1.  History of the Company and Summary of Significant Accounting Policies

History of the Company

Redtide Defense Group, Inc. (“the Company”) was organized under the laws of the State of Florida, incorporated on July 6, 2009.  The Company is a wholly-owned subsidiary of PV Enterprises International Inc.

Nature of Business

The Company was created to provide an alternative solution to a growing worldwide demand for Unmanned Air Vehicles commonly referred to as UAV's.  The Company provides support to foreign and domestic militaries as well as to public and private organizations internationally.  The Company is a single choice providing affordable, easily maintained and complete surveillance systems without the significant expense of hiring "high tech personnel" capable of operating existing surveillance systems in remote areas of the world.

Based on a flexible modular system, our units will utilize the proven technology, including but not limited to soft wing, low impact, payload stability, target acquisition and targeting, and snap in technology.  Because we will use commercial, off the shelf components selected by our individual customers from third party manufacturers for power, navigation, communication and sensing, our customers will be to select the most advanced components available from third parties at the time they place their order.

2.  Summary of Significant Accounting Policies

Development Stage Company

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to development stage companies. A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, there has not been any significant revenues derived from operations.

Basis of Accounting

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principals require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates.

Use of Estimates

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principals require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates.

Redtide Defense Group, Inc.
(a development stage entity)
Notes to Financial Statements
June 30, 2012
2.  Summary of Significant Accounting Policies (continued)

Financial Instruments

The Company’s balance sheets include the following financial instruments: cash, accounts payable, accrued expenses, note payable and notes payable to stockholder. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization. The carrying values of the note payable to stockholder  approximates fair value based on borrowing rates currently available to the Company for instruments with similar terms and remaining maturities.

In September 2006, the Financial Accounting Standards Board (FASB) introduced a framework for measuring fair value and expanded required disclosure about fair value measurements of assets and liabilities.  The Company adopted the standard for those financial assets and liabilities as of the beginning of the 2008 fiscal year and the impact of adoption was not significant. FASB Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2012. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash, accounts payable, accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

The Company applied ASC 820 for all non-financial assets and liabilities measured at fair value on a non-recurring basis. The adoption of ASC 820 for non-financial assets and liabilities did not have a significant impact on the Company’s financial statements.

As of June 30, 2012 and 2011, the fair values of the Company’s financial instruments approximate their historical carrying amount.

Cash and Cash Equivalents

The Company maintains its cash with a major financial institution in the United States.  Generally, deposits may be redeemed on demand and, therefore, bear minimal risk.  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Redtide Defense Group, Inc.
(a development stage entity)
Notes to Financial Statements
June 30, 2012

2.  Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives (5 years).  Historical costs are reviewed and evaluated for their net realizable value of the assets.  The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment existed at June 30, 2012.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

Stock Based Compensation

The Company may issue restricted stock to consultants for various services.  Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.  The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.  The Company will recognize consulting expenses and a corresponding increase to additional paid-in-capital related to stock issued for services.  There has been no issuances of stock based compensation for the years ended June 30, 2012 and 2011.

Advertising Costs

The costs of advertising are expensed as incurred.  Advertising expenses are included in the Company’s operating expenses.  Advertising expense was $0 for the years ended June 30, 2012 and 2011.

Research and Development

The Company expenses research and development costs when incurred.  Indirect costs related to research and developments are allocated based on percentage usage to the research and development.  Research and development expense was $0 for the years ended June 30, 2012 and 2011.

Income Taxes

The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

Redtide Defense Group, Inc.
(a development stage entity)
Notes to Financial Statements
June 30, 2012
2.  Summary of Significant Accounting Policies (continued)

Earnings (Loss) Per Share

Basic EPS is calculated by dividing the loss available to common shareholders by the weighted average number of common shares outstanding during each period.  Diluted EPS is similarly calculated, except that the denominator includes common shares that may be issued subject to existing rights with dilutive potential, except when their inclusion would be anti-dilutive.  Potential common stock equivalents were outstanding as of June 30, 2012 and 2011, related to the convertible notes payable.  The Company’s stock is not currently traded; however, if converted at the agreed floor conversion price ($.01) there could, potentially, be 12,500,000 additional common shares issued.

Impact of Recently Issued Accounting Pronouncements

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company. Management has reviewed the aforementioned rules and releases and believes any effect will not have a material impact on the Company.

3.  Going Concern

As of June 30, 2012, the Company has a working capital deficit and has incurred a loss from operations and recurring losses since its inception resulting in an accumulated deficit.  The Company has had no revenues since its inception.  As of June 30, 2012, the Company had negative working capital, and minimal cash with which to satisfy any future cash requirements. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company depends upon capital to be derived from future financing activities such as loans from its officers and directors, subsequent offerings of its common stock or debt financing in order to operate and grow the business. There can be no assurance that the Company will be successful in raising such capital. The key factors that are not within the Company's control and that may have a direct bearing on operating results include, but are not limited to, acceptance of the Company’s business plan, the ability to raise capital in the future, to continue receiving funding from its officers, directors and shareholders, the ability to expand its customer base, and the ability to hire key employees to grow the business. There may be other risks and circumstances that management may be unable to predict.

4.  Property and Equipment

	June 30, 2012	June 30, 2011
Computer equipment	$1,683	$1,683
Less: Accumulated depreciation	$748	$187
	$935	$1,496

Depreciation expense was $587 and $187 for the years ended June 30, 2012 and 2011, respectively.

Redtide Defense Group, Inc.
(a development stage entity)
Notes to Financial Statements
June 30, 2012

5.  Accrued Expenses

Accrued expenses at June 30, 2012 and 2011 were as follows:

	June 30, 2012	June 30, 2011
Accrued salaries	$568,750	$373,750
Accrued interest	$21,518	$7,708
Accrued expenses	$4,500	$6,000
	$594,768	$387,458

6.  Convertible Notes Payable

The Company issued Promissory Notes, at various dates, to three individuals, in exchange for cash.  These notes have identical terms: interest rate of 10%; due on demand; and no stated maturity date.  The notes have a conversion feature, whereby the holder may convert any portion of their note into common shares at a 50% discount to the average five previous day closing price of the market, with a floor price of $.01.

The Company evaluated the terms of the new note in accordance with ASC Topic No. 815 - 40, Derivatives and Hedging - Contracts in Entity’s Own Stock and determined that the underlying common stock is indexed to the Company’s common stock. The Company determined that the conversion features did not meet the definition of a liability and therefore did not bi-furcate the conversion feature and account for it as a separate derivative liability. The Company evaluated the conversion feature for a beneficial conversion feature. The effective conversion price was compared to the market price on the date of the note and was deemed to be less than the market value of underlying common stock at the inception of the notes. The beneficial conversion feature was recorded as an increase in additional paid-in capital and a discount to the Convertible Notes Payable. The discount to the Convertible Notes Payable was expensed at origination date, as the notes are deemed to be demand notes with no maturity date.

Balances outstanding as of June 30, 2012 and June 30, 2011 were $125,000 and $90,000, respectively.  The Company has recognized a beneficial conversions resulting from the terms of the agreements in the amount of  $35,000 and $90,000 for the years ended June 30, 2012 and 2011, respectively.

7.  Short-term loans

In support of the Company’s efforts and cash requirements, it has relied on advances from former shareholders who are non-affiliates of the Company until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by shareholders.  Amounts represent advances or amounts paid in satisfaction of liabilities. The advances are considered temporary in nature and have not been formalized by a promissory note.  Terms of the note have not been defined; however, the Company recognizes the nature of the financing and has commenced accruing interest at 3% interest rate.  Interest is accrued and charged to interest expense.  As of September 30, 2012, June 30, 2012 and June 30, 2011, the loans payable to shareholders were $120,801, $126,045 and $92,792, respectively.

Redtide Defense Group, Inc.
(a development stage entity)
Notes to Financial Statements
June 30, 2012
8.  Related Party Disclosures

Potential Conflicts

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available. They may face a conflict in selecting between the Company and other business interests. The Company has not formulated a policy for the resolution of such conflicts.

Employment Agreements

Edwin B. Salmon

Effective July 28, 2009, the Company entered into a five-year employment agreement with Edwin B. Salmon, one of the Company’s directors.  The Agreement provides for (a) a base salary of $120,000 per annum; (b) a 10% bonus, based on the Company’s profit, as defined in the agreement; and (c) all group insurance plans and other benefit plans and programs made available to the Company’s management employees.

Alvin Ayers

Effective July 28, 2009, the Company entered into a five-year employment agreement with Alvin Ayers, one of the Company’s directors.  The Agreement provides for (a) a base salary of $75,000 per annum; (b) a 5% bonus, based on the Company’s profit, as defined in the agreement; and (c) all group insurance plans and other benefit plans and programs made available to the Company’s management employees.

Facilities

The Company has minimal needs for office space.  Currently the operations are performed from offices provided by the executives of the Company at a cost of $975 per month and the space is leased on a month to month basis.  Rent expense of $11,700 and $2,925 has been recognized for the years ended June 30, 2012 and 2011, respectively.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

9.   Commitments and Contingencies

Legal Matters

From time to time the Company may be a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

10.   Subsequent Events

The Company is anticipating a spin-out from its parent company, PV Enterprises International, Inc.  The existing shareholders of the parent will receive a proportional share of the Company upon the formalization of the plan.  At this time the number of shares of the Company that are to be issued to the existing shareholders of PV Enterprises International Inc. has not been determined.

Redtide Defense Group, Inc.
(a development stage entity)
Notes to Financial Statements
June 30, 2012

10.  Subsequent Events (continued)

Management has evaluated subsequent events through December 31, 2012, the date the financial statements were available to be issued.  Management is not aware of any significant events that occurred subsequent to the balance sheet date that would have a material effect on the financial statements thereby requiring adjustment or disclosure.

On December 13, 2012, the Company filed an amendment to (i) change the name of the corporation to IMAG Group, Inc., to (ii) change the capital structure to 250,000,000 authorized shares of common stock at $0.001 par value and 10,000,000 authorized shares of preferred stock and (iii) combine the 11,953,000 shares of issued and outstanding shares of commons stock into 3,000,000 shares of common stock.  These changes have been retroactively applied thorough out the statements.  On December 18, 2012, the Company approved the issuance 5,526,000 shares of common stock to management and others. As of December 31, 2012, these shares had not been issued.

IMAG Group, Inc.
f/k/a Redtide Defense Group, Inc.
(a development stage entity)
Balance Sheets

	March 31,	June 30,
	2013	2012
	(unaudited)
Assets
Current assets
Cash	$1	$4
Accounts receivable	-	-
Prepaid expenses	-	-
Total current assets	1	4

Property and equipment, net of accumulated
depreciation of $1,168 and $748 respectively	515	935

Total assets	$516	$939

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,600	$3,250
Accrued expenses	751,527	594,768
Convertible notes payable	140,000	125,000
Derivative liability	-	-
Due to shareholders	125,553	126,045
Total current liabilities	1,023,680	849,063

Notes payable	-	-

Total liabilities	1,023,680	849,063

Stockholders' Deficit
Preferred Stock, no par value, 10,000,000 shares
authorized; none issued and outstanding	-	-
Common Stock, $0.001 par value, 250,000,000 shares
authorized; 3,000,000 and 3,000,000 shares
issued and outstanding, respectively	3,000	3,000
Common Stock Payable	5,526	-
Additional paid-in capital	138,000	123,000
Accumulated deficit during development stage	(1,169,690)	(974,124)
Total stockholders' deficit	(1,023,164)	(848,124)

Total Liabilities and Stockholders' Deficit	$516	$939

The accompanying notes are an integral part of these financial statements.

IMAG Group, Inc.
f/k/a Redtide Defense Group, Inc.
(a development stage entity)
Statements of Operations

			July 06, 2009
			(inception)
	For the Nine Months Ended		through
	March 31,		March 31,
			2013
	(unaudited)	(unaudited)	(unaudited)
Revenues	$-	$-	$-

Direct costs	-	-	-

Gross Margin	-	-	-

Operating expenses:
Compensation	146,250	146,250	715,000
Professional	4,350	3,370	14,000
Stock-based compensation	5,526	-	5,526
General and administrative	13,511	60,587	261,969
Depreciation and amortization	420	420	1,168

Total operating expenses	170,057	210,627	997,663

Net loss from operations	(170,057)	(210,627)	(997,663)

Other expense
Interest expense	(25,509)	(10,250)	(47,027)
Beneficial conversions	-	(35,000)	(125,000)
Unrealized change in derivative	-	-	-
Net loss before provision for income taxes	(195,566)	(255,877)	(1,169,690)

Provision for income taxes	-	-	-

Net loss	$(195,566)	$(255,877)	$(1,169,690)

Loss per share, primary and dilutive	$(0)	$(0)

Weighted average shares outstanding
primary and dilutive	3,000,000	3,000,000

The accompanying notes are an integral part of these financial statements.

IMAG Group, Inc.
f/k/a Redtide Defense Group, Inc.
(a development stage entity)
Statement of Stockholders' Deficit

					Common	Additional		Stock-
	Preferred		Common		Stock	Paid in	Accumulated	Holders'
	Shares	Par Value	Shares	Par Value	Payable	Capital	Deficit	Deficit

Balance at July 9, 2009 (inception)	-	$-	-	$-	$-	$-	$-	$-

Common shares issued to founders for incorporation expenses			11,953,000	1,000				1,000

Retroactive reverse split and par value change			(8,953,000)	2,000		(2,000)		-

Net loss							(206,750)	(206,750)
Balance at June 30, 2010	-	-	3,000,000	3,000	-	(2,000)	(206,750)	(205,750)

Beneficial conversion						90,000		90,000

Net loss							(453,547)	(453,547)
Balance at June 30, 2011	-	-	3,000,000	3,000	-	88,000	(660,297)	(569,297)

Beneficial conversion						35,000		35,000

Net loss							(313,827)	(313,827)
Balance at June 30, 2012 (Audited)	-	-	3,000,000	3,000	-	123,000	(974,124)	(848,124)

Issuance of founder's shares at par					5,526			5,526

Beneficial conversion						15,000		15,000

Net loss							(195,566)	(195,566)
Balance at March 31, 2013 (unaudited)	-	$-	$3,000,000	$3,000	$5,526	$138,000	$(1,169,690)	$(1,023,164)

The accompanying notes are an integral part of these financial statements.

IMAG Group, Inc.
f/k/a Redtide Defense Group, Inc.
(a development stage entity)
Statements of Cash Flows

			July 06, 2009
	For the Nine Months Ended		(inception)
	March 31,		through
		2012	March 31, 2013
		(unaudited)	(unaudited)
Cash Flows from Operating Activities:
Net loss	$(195,566)	$(255,877)	$(1,169,690)
Adjustment to reconcile net loss to net
cash provided by operations:
Stock based compensation for services	5,526	-	5,526
Depreciation and amortization	420	420	1,168
Beneficial conversions	15,000	35,000	140,000
Changes in assets and liabilities:
Accounts payable	3,350	(4,293)	6,600
Accrued expenses	156,759	156,500	751,527
Deferred revenue	-	-	-
Net Cash Used by Operating Activities	(14,511)	(68,250)	(264,869)

Cash Flows from Investing Activities:
Purchase of fixed assets	-	-	(1,683)
Net Cash Used by Investing Activities	-	-	(1,683)

Cash Flows from Financing Activities:
Proceeds from notes payable	15,000	32,000	140,000
Shareholder advances	(492)	36,253	125,553
Proceeds from issuance of equity	-	-	1,000
Net Cash Provided by Financing Activities	14,508	68,253	266,553

Net increase (decrease) in Cash	(3)	3	1

Cash at beginning of period	4	-	-

Cash at end of period	$1	$3	$1

Supplemental cash flow information:
Interest paid	$-	$-	$-
Taxes paid	$-	$-	$-

Non-cash disclosures
In-kind equity contribution by shareholders	-	-	1,000

The accompanying notes are an integral part of these financial statements.

IMAG Group, Inc.
f/k/a Redtide Defense Group, Inc.
(a development stage company)
Notes to Financial Statements
March 31, 2013

1.  History of the Company and Summary of Significant Accounting Policies

History of the Company

IMAG Group, Inc., formerly Redtide Defense Group, Inc., (“the Company”) was organized under the laws of the State of Florida, incorporated on July 6, 2009.  The Company is a wholly-owned subsidiary of PV Enterprises International Inc.

Nature of Business

The Company was created to provide an alternative solution to a growing worldwide demand for Unmanned Air Vehicles commonly referred to as UAV's.  The Company provides support to foreign and domestic militaries as well as to public and private organizations internationally. The Company is a single choice providing affordable, easily maintained and complete surveillance systems without the significant expense of hiring "high tech personnel" capable of operating existing surveillance systems in remote areas of the world.

Based on a flexible modular system, our units utilize proven technology including but not limited to soft wing, low impact, payload stability, target acquisition and targeting, and snap in technology.  Because we will use commercial, off the shelf components selected by our individual customers from third party manufacturers for power, navigation, communication and sensing, our customers will be to select the most advanced components available from third parties at the time they place their order.

2.  Summary of Significant Accounting Policies

Development Stage Company

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to development stage companies. A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, there has not been any significant revenues derived from operations.

Basis of Accounting

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principals require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates.

Use of Estimates

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principals require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates.

IMAG Group, Inc.
f/k/a Redtide Defense Group, Inc.
(a development stage company)
Notes to Financial Statements
March 31, 2013
(continued)

2.  Summary of Significant Accounting Policies (continued)

Financial Instruments

The Company’s balance sheets include the following financial instruments: cash, accounts payable, accrued expenses, note payable and notes payable to stockholder. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization. The carrying values of the note payable to stockholder  approximates fair value based on borrowing rates currently available to the Company for instruments with similar terms and remaining maturities.

In September 2006, the Financial Accounting Standards Board (FASB) introduced a framework for measuring fair value and expanded required disclosure about fair value measurements of assets and liabilities.  The Company adopted the standard for those financial assets and liabilities as of the beginning of the 2008 fiscal year and the impact of adoption was not significant. FASB Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2012. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash, accounts payable, accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

The Company applied ASC 820 for all non-financial assets and liabilities measured at fair value on a non-recurring basis. The adoption of ASC 820 for non-financial assets and liabilities did not have a significant impact on the Company’s financial statements.

As of March 31, 2013 and June 30, 2012 the fair values of the Company’s financial instruments approximate their historical carrying amount.

IMAG Group, Inc.
f/k/a Redtide Defense Group, Inc.
(a development stage company)
Notes to Financial Statements
March 31, 2013
(continued)

2.  Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company maintains its cash with a major financial institution in the United States.  Generally, deposits may be redeemed on demand and, therefore, bear minimal risk.  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives (5 years).  Historical costs are reviewed and evaluated for their net realizable value of the assets.  The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment existed at March 31, 2013.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

Stock Based Compensation

The Company may issue restricted stock to consultants for various services.  Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.  The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.  The Company will recognize consulting expenses and a corresponding increase to additional paid-in-capital related to stock issued for services.

Advertising Costs

The costs of advertising are expensed as incurred.  Advertising expenses are included in the Company’s operating expenses.  Advertising expense was $0 for the nine months ended March 31, 2013 and 2012.

Research and Development

The Company expenses research and development costs when incurred.  Indirect costs related to research and developments are allocated based on percentage usage to the research and development.  Research and development expense was $0 for the nine months ended March 31, 2013 and 2012.

IMAG Group, Inc.
f/k/a Redtide Defense Group, Inc.
(a development stage company)
Notes to Financial Statements
March 31, 2013
(continued)

2.  Summary of Significant Accounting Policies (continued)

Income Taxes

The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

Earnings (Loss) Per Share

Basic EPS is calculated by dividing the loss available to common shareholders by the weighted average number of common shares outstanding during each period.  Diluted EPS is similarly calculated, except that the denominator includes common shares that may be issued subject to existing rights with dilutive potential, except when their inclusion would be anti-dilutive.  Potential common stock equivalents were outstanding as of March 31, 2013 and 2012, related to the convertible notes payable.  The Company’s stock is not currently traded; however, if converted at the agreed floor conversion price ($.01) there could, potentially, be 12,500,000 additional common shares issued.

Impact of Recently Issued Accounting Pronouncements
Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company. Management has reviewed the aforementioned rules and releases and believes any effect will not have a material impact on the Company.

3.  Going Concern

As of March 31, 2013, the Company has a working capital deficit and has incurred a loss from operations and recurring losses since its inception resulting in an accumulated deficit.  The Company has had no revenues since its inception.  As of March 31, 2013, the Company had negative working capital, and minimal cash with which to satisfy any future cash requirements. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company depends upon capital to be derived from future financing activities such as loans from its officers and directors, subsequent offerings of its common stock or debt financing in order to operate and grow the business. There can be no assurance that the Company will be successful in raising such capital. The key factors that are not within the Company's control and that may have a direct bearing on operating results include, but are not limited to, acceptance of the Company’s business plan, the ability to raise capital in the future, to continue receiving funding from its officers, directors and shareholders, the ability to expand its customer base, and the ability to hire key employees to grow the business. There may be other risks and circumstances that management may be unable to predict.

4.  Property and Equipment

	September 30, 2012 (Unaudited)	June 30, 2012
Computer equipment	$1,683	$1,683
Less: Accumulated depreciation	$888	$748
	$795	$935

Depreciation expense was $420 for each of the nine months ended March 31, 2013 and 2012.

IMAG Group, Inc.
f/k/a Redtide Defense Group, Inc.
(a development stage company)
Notes to Financial Statements
March 31, 2013
(continued)

5.  Accrued Expenses

Accrued expenses at September 30, 2012 and June 30, 2012 were as follows:

	September 30, 2012 (Unaudited)	June 30, 2012
Accrued salaries	$617,500	$568,750
Accrued interest	$25,078	$21,518
Accrued expenses	$4,500	$4,500
	$647,078	$594,768

6.  Convertible Notes Payable

The Company issued Promissory Notes, at various dates, to three individuals, in exchange for cash.  These notes have identical terms: interest rate of 10%; due on demand; and no stated maturity date.  The notes have a conversion feature, whereby the holder may convert any portion of their note into common shares at a 50% discount to the average five previous day closing price of the market, with a floor price of $.01.

The Company evaluated the terms of the new note in accordance with ASC Topic No. 815 - 40, Derivatives and Hedging - Contracts in Entity’s Own Stock and determined that the underlying common stock is indexed to the Company’s common stock. The Company determined that the conversion features did not meet the definition of a liability and therefore did not bi-furcate the conversion feature and account for it as a separate derivative liability. The Company evaluated the conversion feature for a beneficial conversion feature. The effective conversion price was compared to the market price on the date of the note and was deemed to be less than the market value of underlying common stock at the inception of the notes. The beneficial conversion feature was recorded as an increase in additional paid-in capital and a discount to the Convertible Notes Payable. The discount to the Convertible Notes Payable was expensed at origination date, as the notes are deemed to be demand notes with no maturity date.

Balances outstanding as of September 30, 2012 and June 30, 2012 were $140,000 and $125,000, respectively.  The Company has recognized a beneficial conversions resulting from the terms of the agreements in the amount of $15,000 and $35,000 for the nine months ended March 31, 2013 and 2012, respectively.

7.  Short-term loans

In support of the Company’s efforts and cash requirements, it has relied on advances from former shareholders who are not affiliates of the Company until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by shareholders.  Amounts represent advances or amounts paid in satisfaction of liabilities. The advances are considered temporary in nature and have not been formalized by a promissory note.  Terms of the note have not been defined; however, the Company recognizes the nature of the financing and has commenced accruing interest at 3% interest rate.  Interest is accrued and charged to interest expense.  As of September 30, 2012, and June 30, 2012, the loans payable to shareholders were $120,801 and $126,045, respectively.

IMAG Group, Inc.
f/k/a Redtide Defense Group, Inc.
(a development stage company)
Notes to Financial Statements
March 31, 2013
(continued)

8.  Related Party Disclosures

Employment Agreements

Edwin B. Salmon

Effective July 28, 2009, the Company entered into a five-year employment agreement with Edwin B. Salmon, one of the Company’s directors.  The Agreement provides for (a) a base salary of $120,000 per annum; (b) a 10% bonus, based on the Company’s profit, as defined in the agreement; and (c) all group insurance plans and other benefit plans and programs made available to the Company’s management employees.

Alvin Ayers

Effective July 28, 2009, the Company entered into a five-year employment agreement with Alvin Ayers, one of the Company’s directors.  The Agreement provides for (a) a base salary of $75,000 per annum; (b) a 5% bonus, based on the Company’s profit, as defined in the agreement; and (c) all group insurance plans and other benefit plans and programs made available to the Company’s management employees.

Facilities

The Company has minimal needs for office space.  Currently the operations are performed from offices provided by the executives of the Company at a cost of $975 per month on a month to month basis.  Rent expense of $8,775 and $8,775 has been recognized for the nine months ended March 31, 2013 and 2012, respectively.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

On December 18, 2012, 5,100,000 shares of common stock were issued to certain directors and officers for services at par.  An additional 436,000 shares were issued to counsel at par for services.

9.  Commitments and Contingencies

Legal Matters

From time to time the Company may be a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

10.  Equity

On December 13, 2012, the Company filed an amendment to (i) change the name of the corporation to IMAG Group, Inc., to (ii) change the capital structure to 250,000,000 authorized shares of common stock at $0.001 par value and 10,000,000 authorized shares of preferred stock and (iii) combine the 11,953,000 shares of issued and outstanding shares of commons stock into 3,000,000 shares of common stock.  These changes have been retroactively applied thorough out the statements.  On December 18, 2012, the Company authorized the issuance 5,526,000 shares of common stock to management and others.  As of May 30, 2013 these shares had not been issued.

IMAG Group, Inc.
f/k/a Redtide Defense Group, Inc.
(a development stage company)
Notes to Financial Statements
March 31, 2013
(continued)

11.  Subsequent Events

The Company is anticipating a spin-out from its parent company, PV Enterprises International, Inc.  The existing shareholders of the parent will receive a proportional share of the Company upon the formalization of the plan.  At this time the number of shares of the Company that are to be issued to the existing shareholders of PV Enterprises International Inc. has not been determined.

Management has evaluated subsequent events through May 30, 2013 the date the financial statements were available to be issued.  Management is not aware of any significant events that occurred subsequent to the balance sheet date that would have a material effect on the financial statements thereby requiring adjustment or disclosure.

 [outside back cover of prospectus]

DEALER’S PROSPECTUS DELIVERY OBLIGATIONS

Until ___________________ (90 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus.  This requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Florida law authorizes us to indemnify our directors and executive officers against liability, damage or loss they may incur in their capacity as directors and executive officers, unless they breach their duty of loyalty to us, do not act in good faith, violate the law or receive improper personal benefit.  These provisions limit our rights and the rights of our stockholders to recover damages against a director and executive officer.  We have been informed by the U.S. Securities and Exchange Commission that insofar as indemnification for liabilities arising under the federal securities laws may be permitted to our directors, officers and controlling persons pursuant to Florida law, such indemnification is against public policy and is therefore unenforceable, except in limited circumstances and if certain procedures for independent approval are followed.

Item 25.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting fees, we expect to pay in connection with the sale of the common stock being registered.  All amounts are estimates except the SEC registration fee and the NASD filing fees.

SEC registration fee	$0.14
Printing and engraving costs	*
Legal fees and expenses (1)	$30,000
Accounting fees and expenses	______
Transfer agent and registrar fees and expenses	______
Miscellaneous	*
Total	$
_____________

 * To be filed by amendment.

(1)	Does not include 425,000 shares of the registrant issued to Jackson L. Morris, Esq., as additional compensation.

Item 26.  Recent Sales of Unregistered Securities.

The registrant has issued the following shares of common stock without registration under the Securities Act of 1933 in the last three years:

Date	Name	Number of shares	Consideration	Relationship
December 18, 2012*	Alvin Ayers	2,500,000	Services	Director and Executive officer
December 18, 2012*	Victor J. Hugo, Jr.	100,000	Services	Director
December 18, 2012*	Jackson L. Morris	426,000	Services	Counsel
December 18, 2012*	Edwin B. Salmon	2,500,000	Services	Director and Executive officer

*Date of board approval.

We did not issue the shares identified above for cash.  We issued the shares at par value of $0.001.  We issued the shares issued to Messrs. Ayers and Salmon in partial satisfaction of accrued and unpaid salaries for 2011.  We issued the shares to Mr. Hugo in partial payment of his accrued director’s fees.  We issued the shares to Mr. Morris in partial payment of his fees for legal services .  The registrant issued all of the common stock identified above in reliance on the exemption from registration in Section 4(a)(2) of the Securities Act of 1933, in that none of the sales involved a public offering.   The physical certificates have not been issued at the date of this prospectus, but when issued will carry a restrictive legend.   No broker or dealer was involved in the transactions and no commissions, fees or other compensation was paid in connection with the sales.  The registrant’s existing relationships with the purchasers are indicated in the table.  The registrant believes each purchaser had sufficient information about the registrant’s business and affairs, including financial condition and prospects, to make an informed investment decision.

Item 27.  Index to Exhibits

3.A.01*	Articles of Incorporation and amendments
3.B.01*	Bylaws
5*	Opinion re: validity of the common stock
10.1	Employment Agreement – Edwin B. Salmon dated December 17, 2012
10.2	Employment Agreement – Alvin Ayers dated December 17, 2012
10.3	Distributor Agreement - dated November 19, 2010
23.1*	Consent of Counsel, included in Exhibit 5
23.2	Consent of Independent Registered Public Accounting Firm

* previously filed

Item 28.  Undertakings.

(f)
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-
effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Safety Harbor, State of Florida on August 8, 2013.

IMAG Group, Inc.

By: /s/ Edwin B. Salmon
Edwin B. Salmon, Chief Executive Officer

 Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature and Name	Capacity in which signed	Date

/s/ Alvin Ayers	Director and Chief Financial Officer	August 8, 2013
Alvin Ayers	(Principal financial and accounting officer)

/s/ Victor J Hugo, Jr.	Director	August 8, 2013
Victor J. Hugo, Jr.

/s/ Edwin B. Salmon	Director and Chief Executive Officer	August 8, 2013
Edwin B. Salmon	(principal executive officer)